UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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MACQUARIE INFRASTRUCTURE CORPORATION

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2019

Proxy Statement

and Notice of Annual Meeting

of Shareholders

Macquarie Infrastructure Corporation

April 2, 2019

A Letter From the Chairman and
the Chief Executive Officer

Dear Macquarie Infrastructure Corporation Shareholder,

2018 was a year that was characterized not only by several challenges, but also considerable progress on strategic initiatives at MIC. The progress that we made through the year enabled us to enter 2019 in a significantly stronger position than we were in a year ago.

In 2018, following a detailed strategic review of MIC’s operating businesses, we identified a number of challenges facing MIC, including its relatively high leverage levels, a forecast decline in average storage utilization at IMTT and the fact that we were entering the ninth year of sequential economic expansion and facing a heightened potential for an economic slowdown.

In response to these challenges, we set out three strategic priorities with a view to returning MIC to sustainable growth:

1.	Investing capital in the infrastructure of our core operating businesses;

2.	Prudently managing our capital; and

3.	Strengthening MIC’s balance sheet and increasing our financial flexibility.

We made substantial progress on all three of these priorities during 2018.

Over the past year, we have significantly strengthened MIC’s balance sheet and increased our financial flexibility. Additionally, we reduced our leverage and extended the maturities of our remaining debt facilities.

We also sold the Bayonne Energy Center and other smaller non-core businesses, realizing just over $900.0 million of gross proceeds to date, while also commencing a sale process for substantially all of our portfolio of renewable power businesses. Following this, MIC will comprise three core infrastructure businesses: IMTT, Atlantic Aviation and MIC Hawaii.

These strategic initiatives, along with our expectations for the cash generated by our three core businesses, have positioned us well to fund our dividend, our planned growth capital projects and the repayment of our convertible notes maturing in 2019.

MIC has also continued to deliver financial results that have been in line with our expectations, while investing capital in the infrastructure of our core businesses. Highlights during the past year include:

•	IMTT: we successfully executed on phase one of our repurposing program, moving excess capacity away from heavy and residual oil to cleaner products, and entered into agreements to deploy approximately $175.0 million of growth capital on repositioning initiatives, including the construction of approximately 1.1 million barrels of new capacity. We also extended the term of the debt facilities at IMTT.

•	Atlantic Aviation: we successfully refinanced and amended debt facilities at Atlantic Aviation and renegotiated and extended lease terms so that the average remaining fixed base operations lease life is approximately 20 years.

•	MIC Hawaii: Hawaii Gas received a Final Decision and Order from the Hawaii Public Utilities Commission affirming new utility rates, and with the support of the City and County of Honolulu, commissioned Hawaii’s first renewable natural gas facility.

Separately, we have deepened the leadership teams at our operating businesses, allowing for better succession planning and risk management, while also implementing amendments to the compensation plans for our operating business leadership teams.

i

April 2, 2019

A Letter From the Chairman and
the Chief Executive Officer

We also made significant enhancements to our shareholder engagement program and changes were implemented to enhance alignment between shareholders and our Manager. These changes included:

•	The waiver by our external manager of portions of the base management fees to which it is entitled under the Management Services Agreement between the two entities. The waiver was effective from November 1, 2018, and is expected to result in a year-over-year fee reduction of approximately $10.0 million.

•	Changes to the compensation plans for MIC’s seconded chief executive officer and chief financial officer, including adding minimum shareholding requirements and obtaining Compensation Committee input to our Manager on setting performance objectives, performance evaluations and compensation decisions. These changes are expected to better align the incentives of the seconded executives with those of shareholders generally.

•	Refreshment of our Board with the appointment of two new independent directors, who significantly enhanced the strength and diversity of our Board.

MIC is proud to be a trusted steward of businesses that provide the essential services, facilities and technologies upon which our communities depend. We strive to continue to enhance value for our shareholders and those communities our assets serve.

We appreciate your ongoing support and investment in Macquarie Infrastructure Corporation, and as always, we welcome your views and feedback.

MARTIN STANLEY Chairman of the Board of Directors	CHRISTOPHER FROST Chief Executive Officer

April 2, 2019

A Letter From the
Lead Independent Director

Dear Macquarie Infrastructure Corporation Shareholder,

MIC is led by an active and engaged Board, and I have been privileged to serve as the Company’s lead independent director. We are your constant advocates for strong business performance and the highest standards of corporate governance.

In 2018, management made considerable progress in both addressing business challenges that arose and solidly positioning the Company to build on its history of delivering attractive total returns for shareholders.

Independent directors and management met with shareholders representing over 40% of MIC’s shares outstanding as part of our ongoing shareholder engagement program. We sought input on a wide range of topics to inform a thorough review of MIC’s strategy.

In response to shareholder feedback, several governance changes were implemented including:

•	Waiver by our external Manager of portions of the base management fees to which it is entitled under the Management Services Agreement between the two entities. The waiver was effective from November 1, 2018;

•	The addition of two new independent directors – seven of nine directors as of the date of this proxy statement are wholly independent of the firm. Your Board’s expertise now spans infrastructure, energy, utilities, finance and accounting, mergers and acquisitions, legal and regulatory matters, as well as investment and risk management; and

•	The implementation of minimum shareholding requirements for our seconded executive officers to better align the incentives of the executives with those of shareholders more broadly – our chief executive officer must acquire shares worth at least six times base compensation, and our chief financial officer must acquire shares worth at least two times base compensation.

The expanded charter of the Compensation Committee increases our Board’s ability to participate in establishing performance objectives for and monitoring performance of management and providing input regarding management compensation. These actions reflect our commitment to strong corporate governance and our responsiveness to shareholders. As our Board looks ahead to 2019 and beyond, we remain resolute in our efforts to build value for all shareholders.

On behalf of each of the independent members of your Board, thank you for your continued support of Macquarie Infrastructure Corporation.

Sincerely,

NORMAN H. BROWN, JR.

Lead Independent Director

April 2, 2019

Notice of 2019 Annual Meeting
of Shareholders

Wednesday May 15, 2019 10:00 A.M. EST	Carnegie Hall 881 7th Avenue, New York, NY, 10019	You may also participate electronically or by phone at:

		1-877-328-2502	www.virtualshareholdermeeting.com/MIC19

To Be Held on Wednesday, May 15, 2019

Macquarie Infrastructure Corporation’s 2019 Annual Meeting of Shareholders, referred to herein as the Annual Meeting, will be held on Wednesday, May 15, 2019 at 10:00 a.m. (Eastern Time) at Carnegie Hall, 881 7th Avenue, New York, New York, 10019. You may also participate in the Annual Meeting online, vote your shares electronically and submit questions during the Meeting, by visiting www.virtualshareholdermeeting.com/MIC19. You will need your 16-Digit Control Number to enter the Annual Meeting in this manner. In addition, you may listen to the meeting and submit your questions via conference call at 1-877-328-2502. Please note that you will not be able to vote your shares via conference call. At the Annual Meeting, we will discuss, and you will vote on, the following proposals:

•	the election of Directors eligible for election by holders of our common stock to our Board to serve for a one-year term;

•	the ratification of the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2019;

•	the approval, on an advisory basis, of executive compensation;

•	the approval of Amendment No. 1 to our 2016 Omnibus Employee Incentive Plan; and

•	any other business as may be properly brought before the meeting.

These matters are more fully described in the enclosed proxy statement. Our Board recommends that you vote FOR the election of Directors, the ratification of the independent auditors, the approval, on an advisory basis, of executive compensation and the approval of Amendment No. 1 to our 2016 Omnibus Employee Incentive Plan.

Only shareholders of record at the close of business on March 22, 2019 will be entitled to notice of, and to vote at, the Annual Meeting and at any subsequent adjournments or postponements. Prior to the Annual Meeting, those shareholders will be able to vote at www.proxyvote.com. Each shareholder is entitled to one vote for each share of common stock held at the close of business on March 22, 2019.

The share register will not be closed between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting is available for inspection at our principal executive offices at 125 West 55th Street, New York, New York 10019, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/MIC19 when you enter your 16-Digit Control Number.

You will be required to bring certain documents with you to be admitted to the Annual Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual Meeting to ensure that you comply with these requirements.

You have three options for submitting your vote before the Annual Meeting:

•	Internet;

•	Phone; or

•	Mail.

We encourage you to vote promptly, even if you plan to participate in the Annual Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 15, 2019. The proxy statement and our 2018 annual report are available at www.proxyvote.com and are also available on our website at www.macquarie.com/mic under “Investor Center / Resources / Shareholder Meetings”.

By order of the Board of Directors,

MICHAEL KERNAN

General Counsel and Secretary

Macquarie Infrastructure Corporation
At a Glance

Who We Are

We own, operate, and invest in high value, physical asset backed businesses that are vital to a community’s economic development and prosperity.

OUR PORTFOLIO CONSISTS OF:

One of the largest bulk storage terminal businesses in the U.S.

One of the largest networks of fixed-base operations in the U.S.

A gas production and distribution business in Hawaii

OUR BUSINESSES OPERATE IN SECTORS WITH BARRIERS TO ENTRY, SUCH AS:

High initial development and construction costs

Long-term contracts or a requirement for government approvals

A lack of immediate cost-effective alternatives

OUR BUSINESSES ARE CHARACTERIZED BY:

Broadly consistent demand for their services over the longer term	Ownership of physical assets difficult to replicate or substitute

Inflation protection	Scalability

Stable and predictable cash flows	Generally favorable competitive positions

Regulated or contractual framework	Generally predictable maintenance capital expenditure requirements

v

How We Are Structured

We are externally managed by Macquarie Infrastructure Management (USA) Inc. (our “Manager”), a wholly owned subsidiary of Macquarie Group Limited (“Macquarie”), which manages the day to day operations of our Company under a Management Services Agreement subject to the oversight and supervision of our Board. Macquarie is a diversified financial group providing clients with asset management and finance, banking, advisory and risk and capital solutions across debt, equity and commodities. Macquarie is headquartered in Sydney, Australia and is a global leader in infrastructure investment management and MIC’s largest shareholder. We believe our structure provides substantial benefits including access to expertise and experience owning and operating 148 infrastructure businesses in 26 countries as of March 31, 2018 including those that form a part of our Company.

Pursuant to the Management Services Agreement, in exchange for a base management fee of 1% of our equity market capitalization, Macquarie provides holding company level:

Senior management	Legal, risk and compliance support

Environmental, health and safety oversight	Resourcing across investment activities and asset management

Infrastructure professionals with operational and financial expertise	Corporate offices, and related support such as information technology and human resources

Treasury, tax and corporate finance function

What We Are Doing To Enhance Shareholder Value

We believe our relationship with Macquarie encourages high performance and sustainable value and therefore an alignment of our interests with those of our shareholders.

We are pursuing three strategic priorities with a view to returning MIC to sustainable growth and enhance shareholder value:

1	Investing capital in the infrastructure of our core operating businesses;

2	Prudently managing our capital; and

3	Strenghtening MIC’s balance sheet and increasing our financial flexibility

We have made substantial progress on all three of these priorities over the past year:

•	Reduced leverage from approximately 5 times net debt to EBITDA to below 4 times;

•	Successfully refinanced and amended debt facilities at Atlantic Aviation and IMTT, respectively, securing funding for the repayment of approximately $350.0 million of Senior Convertible Notes due to mature in July 2019. We extended the maturities of our remaining debt facilities such that there are no maturities prior to 2022;

•	Sold the Bayonne Energy Center and other smaller non-core businesses, realizing just over $900.0 million of gross proceeds to date;

•	Commenced the sale of substantially all of our portfolio of renewable power businesses

•	At IMTT, successfully executed on phase one of our repurposing program, moving excess capacity away from heavy and residual to cleaner products. Additionally, entered into agreements to deploy approximately $175.0 million of growth capital expenditures on repositioning initiatives, including the construction of approximately 1.1 million barrels of new capacity;

•	At Atlantic Aviation, successfully renegotiated and extended lease terms so that the average remaining fixed base operations lease life is approximately 20 years;

•	At MIC Hawaii, Hawaii Gas received a Final Decision and Order from the Hawaii Public Utilities Commission affirming new utility rates, and with the support of the City and County of Honolulu, commissioned Hawaii’s first renewable natural gas facility.

In response to shareholder feedback, the following governance initiatives were implemented:

•	MIC’s external manager waived portions of the base management fees to which it is entitled under the Management Services Agreement between the two entities. The waiver was effective from November 1, 2018 and is expected to result in a year-over-year fee reduction of approximately $10.0 million;

•	Our Board was pleased to announce the addition of two new independent directors – seven of nine Directors as of the date of this proxy statement are wholly independent of the firm. Your Board’s expertise now spans infrastructure, energy, utilities, finance and accounting, mergers and acquisitions, legal and regulatory matters, as well as investment and risk management;

•	Minimum shareholding requirements for our seconded executive officers were implemented to better align the incentives of the executives with those of shareholders more broadly – our chief executive officer must acquire shares worth at least six times base compensation, and our chief financial officer must acquire shares worth at least two times base compensation; and

•	The Compensation Committee’s charter was expanded to increase our Board’s ability to participate in establishing performance objectives for and monitoring performance of management and providing input regarding management compensation.

Macquarie Infrastructure Corporation is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (“MBL”). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Corporation.

Macquarie Infrastructure Corporation is a Delaware corporation formed on May 21, 2015. Except as otherwise specified, all references to ’‘MIC’’, ’‘we’’, ’‘us’’, and ’‘our’’ refer to Macquarie Infrastructure Corporation and its subsidiaries.

“Macquarie” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited (“MGL”) and its worldwide subsidiaries and controlled affiliates, including Macquarie Infrastructure Management (USA) Inc., our “Manager”.

Proxy Summary

We provide below highlights of certain information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before you decide how to vote. You should read the entire proxy statement carefully before voting.

2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	May 15, 2019 at 10:00 a.m. (Eastern Time)
In Person:	Carnegie Hall, 881 Seventh Avenue, New York, New York 10019
Virtually:	www.virtualshareholdermeeting.com/MIC19
Record Date:	March 22, 2019
Voting:	Holders of Common Stock are entitled to vote by Internet at www.proxyvote.com; by telephone at 1-800-690-6903; by completing and returning their proxy card or voting instruction form; or in person at the Annual Meeting

Voting Matters

Page Number		Voting Standard	Board Vote Recommendation
Proposal No. 1:	Election of 7 Directors	Majority of votes cast	FOR each Director nominee
Proposal No. 2:	Ratification of Selection of KPMG as Independent Auditor for 2019	Majority of shares present and entitled to vote	FOR
Proposal No. 3:	Advisory Vote to Approve Executive Compensation	Majority of shares present and entitled to vote	FOR
Proposal No. 4:	Approval of Amendment No. 1 to our 2016 Omnibus Employee Incentive Plan	Majority of shares present and entitled to vote	FOR

CORPORATE GOVERNANCE HIGHLIGHTS

Commitment to Board refreshment. In September 2018, Amanda Brock and Maria Jelescu-Dreyfus were appointed to our Board as independent directors. With his retirement at the end of his current term, our Board thanks George W. Carmany, III for his service to the Company and our shareholders and Board.

Shareholder engagement efforts. The independent directors view shareholder outreach as an area of priority and in 2018 directed the expansion of the Company’s engagement program, which includes a specific focus on corporate governance. Independent directors and management met with shareholders representing over 40% of MIC’s shares outstanding as part of our ongoing shareholder engagement program. We sought input on a wide range of topics to inform a thorough review of MIC’s strategy.

Strong independent Board leadership. In recognition of his leadership and skills, the independent directors re-elected Norman H. Brown, Jr. as the lead independent director for an additional one-year term.

Transparency to shareholders. We include voluntary disclosures in our proxy statement on a number of topics, including shareholder engagement, our Board’s role in strategy and performance metrics used to determine executive compensation and the compensation of our executive officers even though they are paid by our Manager and not by the Company.

Continually updating key governance policies. Over the past year, our Board has amended the Compensation Committee charter to promote best corporate governance practices and help ensure an alignment of interests between our executives and shareholders. In addition, changes were implemented on minimum shareholding requirements for each of our chief executive officer and chief financial officer.

1

CORPORATE GOVERNANCE PRACTICES

■	Annual Election of All Directors	■	Active Shareholder Engagement Program
■	Majority Vote Standard and Director Resignation Policy in Uncontested Director Elections	■	Executive Sessions of Independent Directors
■	Compensation Committee Oversees Chief Executive Officer and Chief Financial Officer Performance Targets	■	Comprehensive Standards of Business Conduct
■	Lead Independent Director with Robust Responsibilities	■	Annual Board and Committee Self-Evaluations
■	Standing Board Committees Comprising Solely of Independent Directors	■	Risk Oversight by our Board and Committees

BOARD DIVERSITY

BOARD NOMINEES

				Other Reporting	Committee Memberships
				Company			Nominating and
Nominee	Age	Gender	Independent	Directorships	Audit	Compensation	Governance
Amanda Brock	58	F		1
Norman H. Brown, Jr.	72	M		0
Lead independent director
Christopher Frost	49	M		0
Chief Executive Officer
Maria Jelescu-Dreyfus	39	F		0
Ronald Kirk	64	M		1
H.E. (Jack) Lentz	74	M		2
Ouma Sananikone	61	F		1

2

PROPOSAL 1

Election of Directors

Seven directors are eligible to be elected by our shareholders at this Annual Meeting and will serve a term that expires at our 2020 Annual Meeting:

•   Amanda Brock

•   Norman H. Brown, Jr.

•   Christopher Frost

•   Maria Jelescu-Dreyfus

•   Ronald Kirk

•   H.E. (Jack) Lentz

•   Ouma Sananikone

George W. Carmany, III will retire from our Board effective as of the Annual Meeting and has not been nominated for re-election. If any nominee becomes unable or declines to serve, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce the number of directors.

Recommendation: Vote FOR each nominee

Our Board of Directors

Who We Are

ELECTION OF DIRECTORS

The following biographies highlight the specific skills, qualifications and experience of the directors nominated for election and support the Nominating and Governance Committee’s determination that these individuals are particularly qualified to serve on our Board. The seven nominees for election at the Annual Meeting are as follows.

AMANDA BROCK	DIRECTOR SINCE SEPTEMBER 2018	Term Expires 2020	Annual Meeting Age 58
BOARD COMMITTEES Audit Compensation Nominating and Governance

Chief Operating Officer, Solaris Water Midstream

Amanda Brock currently is the chief operating officer of Solaris Water Midstream, an integrated water infrastructure company serving the midstream energy industry. She has spent her career focused in the global oil and gas, power, and water sectors. Ms. Brock serves on the boards of Cabot Oil & Gas Corporation, where she is a member of both the audit committee and environmental affairs committee and the Texas Business Hall of Fame.

PREVIOUS EXPERIENCE

Previously, Ms. Brock was chief executive officer of Water Standard Company, LLC, a water treatment company focused on desalination as well as produced water, waste water treatment and recycling in both the upstream and downstream energy industry. Prior to that, she was president of the Americas for Azurix Corp. and was responsible for developing water infrastructure and related services.

Previously, Ms. Brock served on the board of trustees of Louisiana State University Law School and the Texas Water Commission.

EDUCATION

Ms. Brock completed her undergraduate degree in South Africa and earned her law degree at Louisiana State University, where she was a member of the Law Review.

EXPERTISE

Ms. Brock brings significant experience in the energy and infrastructure sectors to our Board, which allows her to inform our Board on a wide range of operational, environmental and financial issues, especially as they relate to the operations of our energy and infrastructure businesses.

4

Proposal 1 Election of Directors	5

NORMAN H. BROWN, Jr.	DIRECTOR SINCE DECEMBER 2004 LEAD INDEPENDENT DIRECTOR SINCE OCTOBER 2016	Term Expires 2020	Annual Meeting Age 72
BOARD COMMITTEES Audit (Chair) Compensation Nominating and Governance

Member and Senior Managing Director of Brock Capital Group

Norman H. Brown, Jr. currently serves as a member and senior managing director of Brock Capital Group LLC, which provides investment banking services for early stage and middle market companies, a position he has held since December 2003. He is also Trustee Emeritus of the U.S. Naval War College Foundation.

PREVIOUS EXPERIENCE

Previously, Mr. Brown was managing director and senior advisor for Credit Suisse First Boston in the Global Industrial & Services Group, with new business development responsibility for Latin America. During his 15 years at Donaldson, Lufkin & Jenrette Securities Corporation, Mr. Brown was a member of the Mergers & Acquisitions Group, established and headed the Restructuring Group, and headed the Global Metals & Mining Group.

Previously, Mr. Brown was the lead independent director for W.P. Stewart & Co. Growth Fund, Inc.

EDUCATION

Mr. Brown was a Trustee of the University of Oregon Foundation. He holds a B.A. from the University of Oregon and an M.B.A. from the Wharton School at the University of Pennsylvania.

EXPERTISE

With more than 30 years of financial industry experience, Mr. Brown brings in-depth knowledge of financial markets and broad leadership experience to our Board. He provides our Board with valuable advice on acquisitions and ways to strengthen our balance sheet from his prior work and expertise in mergers and acquisitions and debt restructurings. Mr. Brown’s experience as an independent director and lead director on other company boards gives him unique perspective and insight on corporate governance matters.

6	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

CHRISTOPHER FROST	DIRECTOR SINCE SEPTEMBER 2018	Term Expires 2020	Annual Meeting Age 49
BOARD COMMITTEES None

Chief Executive Officer, Macquarie Infrastructure Corporation

Christopher Frost
is chief executive officer of Macquarie Infrastructure Corporation and has been since January 1, 2018. He has worked with Macquarie for more than 24 years gaining international experience, having relocated to Macquarie’s London office in 2001 from Sydney. Mr. Frost is also the Chairman of the Global Infrastructure Investors Association, the leading industry body for infrastructure investors.

PREVIOUS EXPERIENCE

Previously, Mr. Frost served as chief commercial officer of Macquarie Infrastructure and Real Assets (“MIRA”) working with investors globally to develop MIRA’s infrastructure and real asset platform and capabilities. From 2001 through 2015, Mr. Frost played a significant role in the development of the specialized listed infrastructure funds model, including airport investment funds. During that time, Mr. Frost led major investments and divestments for MIRA, including complex private sales, public market takeovers, privatizations and co-investments involving airports, aviation services, toll roads, ports, ferries and marine services infrastructure.

Mr. Frost has served on the boards of various Macquarie-managed entities, including those of several UK and European airports.

EDUCATION

Mr. Frost holds a Bachelor of Economics (Hons) degree from La Trobe University in Melbourne, Australia.

EXPERTISE

Mr. Frost has extensive experience across capital raising, investor relations, mergers and acquisitions and corporate finance, Board representation, governance, investment and fund management, and driving strategic business development, especially as they relate to infrastructure businesses. Mr. Frost provides important insight to our Board on the Company’s operations and strategic planning, and serves as an essential link between management and our Board on management’s business perspectives.

Proposal 1 Election of Directors	7

MARIA JELESCU- DREYFUS	DIRECTOR SINCE SEPTEMBER 2018	Term Expires 2020	Annual Meeting Age 39
BOARD COMMITTEES Audit Compensation Nominating and Governance

Founder and Chief Executive Officer, Ardinall Investment Management

Maria Jelescu-Dreyfus is the founder and chief executive officer of Ardinall Investment Management, an alternative investment firm focused on energy infrastructure in Latin America. Ms. Jelescu-Dreyfus is a member of the Advisory Board of Columbia University’s Center on Global Energy Policy and co-chairs its Women in Energy program. She is a director on the boards of two non-profit organizations, Girls, Inc. of New York City and New America Alliance. She is a member of the Economic Club of New York, a member of the Milken Institute’s Young Leaders Circle, a member of the Massachusetts Institute of Technology’s Corporation Development Committee and sits on the MIT Economics Department Visiting Committee. She has also been appointed as board member of the New York State Secured Choice Savings Program within the New York State Department of Financial Services.

PREVIOUS EXPERIENCE

Previously, Ms. Jelescu-Dreyfus spent 15 years at Goldman Sachs, where she most recently served as Managing Director and Portfolio Manager for Goldman Sachs Investment Partners in the Investment Management Division.

EDUCATION

Ms. Jelescu-Dreyfus earned a dual degree in economics and management science from the Massachusetts Institute of Technology and is a CFA charterholder.

EXPERTISE

Ms. Jelescu-Dreyfus is an experienced senior investment executive with in-depth knowledge of the energy infrastructure industry. This background allows her to inform our Board on a wide range of operational, investment and financial issues, especially as they relate to the operations of our energy infrastructure businesses.

8	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

RONALD KIRK	DIRECTOR SINCE NOVEMBER 2016	Term Expires 2020	Annual Meeting Age 64
BOARD COMMITTEES Audit Compensation Nominating and Governance

Senior Of Counsel, Gibson, Dunn & Crutcher

Ronald Kirk is Senior Of Counsel with the law firm of Gibson, Dunn & Crutcher in its Dallas and Washington, D.C. offices, a position he has held since March 2013. He is Co-Chair of the International Trade Practice Group and a member of the Sports Law, Public Policy, Crisis Management and Private Equity Practice Groups. Mr. Kirk serves on the board of Texas Instruments (since 2013) and is a member of its Governance and Stockholder Relations Committee.

PREVIOUS EXPERIENCE

Previously, from March 2009 until March 2013, Mr. Kirk served as the 16th U.S. Trade Representative. His tenure as Trade Representative focused on the development and enforcement of U.S. intellectual property law in particular. Prior to serving as U.S. Trade Representative, Mr. Kirk was a partner of the Vinson & Elkins law firm.

EDUCATION

Mr. Kirk graduated with B.A. in both political science and sociology from Austin College and earned a J.D. from University of Texas School of Law.

EXPERTISE

Mr. Kirk brings deep knowledge of legal, government and trade matters, and broad leadership experience to our Board, through his extensive experience in the government and legal sectors. His international trade expertise allows him to provide valuable advice on potential acquisitions. Mr. Kirk’s experience as an independent director for other large companies provides him with insight on corporate governance matters and best practices.

Proposal 1 Election of Directors	9

H.E. (JACK) LENTZ	DIRECTOR SINCE AUGUST 2011	Term Expires 2020	Annual Meeting Age 74
BOARD COMMITTEES Audit Compensation Nominating and Governance

Retired

H.E. (Jack) Lentz has served as a director of the Company since August 2011. Mr. Lentz serves on the Boards of Carbo Ceramics Inc. (since 2003) and WPX Energy, Inc. (since 2012). He is a member of the Audit Committee and chair of the Compensation Committee of Carbo Ceramics Inc. and chair of the Compensation Committee of WPX Energy, Inc.

PREVIOUS EXPERIENCE

Previously, from March 2009 until May 2011, Mr. Lentz was a Managing Director at Lazard Freres & Co. Prior to that, he was a Managing Director at Barclays Capital, and before that, he was a Managing Director at Lehman Brothers, where he headed the natural resources group (1993 – 1997) and was active in merchant banking. From 1988 to 1993, he was the Vice Chairman of Wasserstein Perella & Co. and head of its energy group.

Mr. Lentz was also a non-executive director of Peabody Energy Corporation (from 1998 to 2017).

EDUCATION

Mr. Lentz earned a BA from College of the Holy Cross and an MBA from the Wharton School, University of Pennsylvania.

EXPERTISE

Mr. Lentz is an experienced banker and Board member with broad experience in the natural resources and energy industries, both of which are traditional infrastructure sectors. That experience allows him to inform our Board on a wide range of governance, financial and operational issues, especially as they relate to the operations of our energy businesses, and the development of the Company’s strategic direction.

10	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

OUMA SANANIKONE	DIRECTOR SINCE FEBRUARY 2013	Term Expires 2020	Annual Meeting Age 61
BOARD COMMITTEES Audit Compensation (Chair) Nominating and Governance

Retired

Ouma Sananikone has served as a director of the Company since February 2013. She also serves as director and as a member of the audit committee of Innergex Renewable Energy (TSX: INE) since 2019.

PREVIOUS EXPERIENCE

Previously, Ms. Sananikone served as a non-executive director of Icon Parking (2006 – 2018), the Caisse de Depot et Placement de Quebec in Canada (2007 – 2017), Air Serv Holdings (2006 - 2013) and Moto Hospitality Services (2006 - 2009). Additionally, Ms. Sananikone was the Chairman of Smarte Carte (2007 – 2010) and of EvolutionMedia (2003 – 2005). She also served as director of State Super Corporation of NSW (Australia) (2002 – 2005) and as a director of Babcock and Brown Direct Investment Fund (Australia) (2002 to 2005).

She was a Managing Director with responsibility for Corporate Strategy and Development at BT Financial Group, part of Westpac Banking Group (2002 – 2003), and the chief executive officer of Aberdeen Asset Management (Australia) Ltd, a division of Aberdeen Asset Management PLC (2000 – 2001). Before that, Ms. Sananikone was chief executive officer and held senior positions at EquitiLink Group (1994 – 2000), which was later acquired by Aberdeen Asset Management PLC.

EDUCATION

Ms. Sananikone holds a BA (economics and political sciences) from the Australian National University and a Master of Commerce (economics) from the University of New South Wales. She is a recipient of the Centenary Medal from the Australian Government for services to the Australian finance industry.

EXPERTISE

Ms. Sananikone is an experienced senior investment executive and board member with broad international experience in infrastructure industries and consortium arrangements. That experience allows her to inform our Board on a wide range of governance, financial and operational issues, especially as they relate to the operations of our infrastructure businesses.

Proposal 1 Election of Directors	11

RECOMMENDATION OF THE BOARD

Our Board recommends that you vote FOR the election of each of Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Brown, Frost, Kirk and Lentz to our Board as Directors for a term ending at our 2020 Annual Meeting. The affirmative vote of a majority of the votes cast is required to elect each of Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Brown, Frost, Kirk and Lentz (that is, the number of votes cast for the nominee must exceed the number of votes cast against the nominee). A nominee who fails to receive the required vote will tender his or her resignation, and our Board will determine whether to accept or reject such resignation, or what other action should be taken, within 90 days from the date of the certification of elections results, following receipt of a recommendation from the Nominating and Governance Committee.

12	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

How We Are Organized

Our Board is responsible for overseeing and directing the business and affairs of our Company. Our Board establishes broad objectives and the general course of our business, determines basic policies, appraises the adequacy of our overall results, and generally represents and furthers the interests of our shareholders.

BOARD LEADERSHIP STRUCTURE

Our current Board leadership structure is comprised of a chairman, who is not a member of management but is elected by our Manager, and a lead independent director in accordance with our corporate governance guidelines. Currently, Norman H. Brown, Jr. serves as the lead independent director. Our lead independent director presides at, and determines frequency and timing of, executive sessions of our independent directors, which occur at least quarterly and more often as our independent directors deem appropriate. Our lead independent director also consults with our chairman on agendas and meeting schedules, serves as liaison between our chairman and our independent directors, serves as liaison for shareholders who request direct communication with our Board, and performs such other duties as may be assigned by our Board. Each of our Board committees is chaired by and is wholly comprised of independent directors. We believe that this leadership structure is appropriate at this time given our externally-managed corporate structure and the benefits that this structure provides to our shareholders by combining our Manager’s knowledge of infrastructure businesses with independent oversight of our Manager’s activities.

Our Board’s chairman is elected by our Manager as the sole holder of our special stock. The chairman presides over meetings of our Board and meetings of shareholders, prepares the agenda for meetings of our Board in consultation with our lead independent director and with input from our other directors, coordinates communication among directors and performs such other duties as may be assigned by our Board. Because our chairman is elected by our Manager, but is not a member of our management team, he is able to draw upon their extensive knowledge of infrastructure businesses and provide a strategic perspective on our business activities. The following biography highlights the qualifications and experience of Mr. Stanley, our chairman.

Martin Stanley has served as chairman of the Company since July 2013. Mr. Stanley is Head of Macquarie Asset Management (“MAM”), a top 50 global asset manager offering a diverse range of services, including; securities investment management, infrastructure and real asset management, and fund and equity based structured products. Trusted by investors to manage approximately $A550 billion in assets, Mr. Stanley leads a team of approximately 1,700 staff in more than 20 countries.

Mr. Stanley joined Macquarie in 2004 to support the growth of its international infrastructure funds management platform. Helping to establish and manage Macquarie Infrastructure and Real Assets’ (“MIRA”) flagship European funds, Mr. Stanley directed a number of landmark transactions for the business, including; the acquisition of Thames Water, the largest water and waste water company in the UK; the take-private of Techem GmBH in Germany; and the divestment of Global Towers Partners in the United States.

Mr. Stanley was appointed Head of MIRA in 2010 and led the world’s largest infrastructure manager as it expanded into new sectors, markets and real asset classes. Following his appointment as Head of MAM in 2018, Mr. Stanley continues to chair the Boards and Investment Committees of MIRA’s largest funds, setting the strategic direction for the business as it seeks to build, manage and enhance assets that underpin the sustainable development of economies and communities.

Before joining Macquarie, Mr. Stanley worked for 18 years in the utility and energy sectors. Mr. Stanley was a senior director at TXU Europe Group, an energy services business involved in generation, supply and trading of electricity and gas. He started his career at Manweb, the regulated power distribution network covering the North West of the United Kingdom.

Mr. Stanley holds a Masters of Philosophy Energy Economics degree from Loughborough University of Technology, UK.

Mr. Stanley brings extensive knowledge of the infrastructure industry and its regulatory environment from his tenure in various leadership positions within Macquarie. His understanding of the Group’s international operations and new business development makes him well-placed to provide strategic direction and industry insight to the Company. Mr. Stanley’s service on the investment committees of Macquarie-managed vehicles affords him insight as to the valuation of infrastructure assets, their operations and key drivers in evaluating potential transactions.

OUR BOARD’S ROLE IN RISK OVERSIGHT

Our Board is responsible for overseeing our Company’s risk management. It discharges this responsibility directly and through its committees.

Our Board and its committees regularly review material enterprise, strategic, operational, legal, safety and compliance risks with senior management of the Company and our Manager. Our Board is responsible for endorsing the Company’s risk management framework, including key policies and procedures and approving of any changes to the framework or any key risk policies and procedures; monitoring compliance with the risk management framework and delegating authority to

Proposal 1 Election of Directors	13

management, where appropriate. On a regular basis, our Board is presented with safety reports and assessments and risk and compliance reports from management and compliance personnel directly responsible for the identification, evaluation and monitoring of risks within the business.

As part of the monitoring process, our Board or the appropriate committee is provided with the following information at scheduled Board meetings: any proposed changes to the risk management framework; key policies and procedures or reporting arrangement for its approval; reports on exposures, non-compliance with key policies and general effectiveness of risk management system, as appropriate; results of independent reviews or audits of the control environment; and the relevant management information. While our Board oversees risk management, the Company’s management is responsible for managing risk.

Our Board has delegated responsibility for the oversight of certain specific risks to the Audit Committee. The Audit Committee is responsible for an annual review of our Company’s policies with respect to risk assessment and risk management. The Audit Committee has primary responsibility for overseeing risk policies and processes relating to the financial statements and financial reporting, as well as overseeing the Company’s major financial risk exposures, management of our legal and regulatory risks and our compliance with applicable laws and regulations. Our Audit Committee is primarily responsible for assessing the adequacy of our internal control framework, including accounting and operational risk management controls based on information provided or obtained from management. Our Audit Committee is responsible for reviewing and monitoring our code of business conduct to guard against significant conflicts of interest and dishonest, unethical or illegal activities. The Audit Committee periodically reviews the performance of the Company’s accounting and financial personnel and reviews material litigation and regulatory proceedings and other matters relating to potentially significant corporate liability with the Company’s general counsel.

COMPENSATION ASSESSMENT

Our executives are compensated by the Company’s Manager pursuant to the Management Services Agreement. However, in response to feedback from our shareholders, in 2018 we amended our Compensation Committee’s charter to increase the involvement of the Compensation Committee in participating with our Manager to set performance objectives for, and evaluate the performance of, our executives. The Compensation Committee will also provide input and play a larger role in providing recommendations to our Manager on our executives’ compensation. The Compensation Committees’ increased involvement in these areas will be enacted through a formal annual review process. We believe these changes will strengthen the alignment of interests between our executive and our shareholders.

The Compensation Committee believes that, with its input, the Manager’s compensation policies and practices with respect to the Company’s executives do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the committee considered its role in establishing and monitoring performance targets, that the elements of compensation are balanced among current cash payments, deferred cash and equity awards, the time vesting requirements of Macquarie’s profit share program which help align the executives’ interests with those of long-term shareholders, the fact that compensation is based on financial performance and other measures including leadership and upholding Macquarie’s values, and the oversight by our Board of the executives’ actions.

The Compensation Committee also oversees the setting of performance objectives for and the award of restricted stock units and/or performance stock units for certain senior employees of each of our operating companies. The Compensation Committee believes that the Company’s policies and practices with respect to setting performance targets for the senior employees of the operating companies, such as time and performance based vesting requirements, do not encourage excessive risk-taking and help align the interests of these individuals with those of long-term shareholders.

BOARD COMPOSITION AND INDEPENDENCE

Our Board consists of nine directors, five of whom were elected by shareholders of the Company at the last Annual Meeting. Mmes. Brock and Jelescu-Dreyfus were appointed to our Board in September 2018. Mr. Frost, the chief executive officer of our Company, was appointed to our Board in September 2018 replacing our former chief executive officer on our Board. The remaining director, our chairman, currently Mr. Stanley, is elected by our Manager as the sole holder of our special stock. Except for Mr. Stanley, all directors’ terms expire at the Annual Meeting. In light of Mr. Carmany’s retirement, our Board has resolved that the number of directors on our Board will be decreased from nine to eight effective as of our Annual Meeting.

Our Board is composed of a majority of independent directors. In accordance with the listing standards of the NYSE, to be considered independent, our Board must affirmatively determine that a director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, and that the director meets other NYSE independence standards. Ms. Sananikone was previously Chairman of Smarte Carte and a non-executive director of Icon Parking, Moto Hospitality Services and Air-Serv Holdings, which are companies that are or were owned by investor consortiums but managed by affiliates of our Manager. In each case, Ms. Sananikone was the appointee of non-Macquarie investors of the consortium investment vehicle. Our Board has determined that this relationship is immaterial to a determination of independence.

14	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

Accordingly, our Board has determined that Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Brown, Carmany (who will retire from our Board effective as of the Annual Meeting), Kirk and Lentz are independent under NYSE standards and Mr. Stanley and Mr. Frost are not independent under the NYSE standards.

BOARD MEETINGS AND COMMITTEES; ANNUAL MEETING ATTENDANCE

Our Board met 15 times in total in 2018. All directors attended more than 90% of the combined Board and committee meetings on which they served in 2018. In addition, it is the policy of our Board that our directors are expected to use reasonable efforts to attend the Annual Meeting of Shareholders. All of our directors then in office participated in our 2018 Annual Meeting of Shareholders.

All of our committees are composed solely of independent directors. Our committees are required to conduct meetings and take action in accordance with the directions of our Board, the provisions of our bylaws and the terms of the respective committee charters. We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Effective as of the Annual Meeting, Mr. Carmany will retire from our Board and from each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Copies of all committee charters are available on our website at www.macquarie.com/mic under “About MIC / Governance” and in print from us without charge upon request by writing to Investor Relations at our principal executive offices at 125 West 55th Street, New York, New York 10019. The information on our website is not, and shall not be deemed to be, incorporated by reference into this proxy statement or incorporated into any other filings that the Company makes with the SEC.

Audit Committee. The Audit Committee is composed of Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Brown (Chair), Carmany, Kirk and Lentz. Our Board has determined that each member of the Audit Committee meets the independence requirements of the NYSE and Rule 10A-3 of the Exchange Act. Our Board has also determined that Mmes. Brock and Jelescu-Dreyfus and Messrs. Brown and Carmany qualify as Audit Committee financial experts as defined by the SEC. The Audit Committee met five times during 2018. The Audit Committee is responsible for, among other things:

•	retaining and overseeing our independent accountants;

•	assisting our Company’s Board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

•	reviewing and approving the plan and scope of the internal and external audit;
•	pre-approving any audit and non-audit services provided by our independent auditors;

•	approving the fees to be paid to our independent auditors;

•	reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls;

•	preparing the Audit Committee report to be filed with the SEC;

•	overseeing risk exposure and risk management at the Company;

•	reviewing and assessing annually the Audit Committee’s performance and the adequacy of its charter;

•	reviewing financial disclosure documents;

•	reviewing and approving related party transactions;

•	overseeing compliance with our code of business conduct by our officers and directors;

•	reviewing the legal and regulatory compliance function; and

•	serving as a qualified legal compliance committee.

Compensation Committee. The Compensation Committee is composed of Mmes. Brock, Jelescu-Dreyfus and Sananikone (Chair), and Messrs. Brown, Carmany, Kirk and Lentz. Our Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each committee member is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and is a “non-employee director” within the meaning of Section 16 of the Exchange Act. The Compensation Committee met seven times during 2018. The responsibilities of the Compensation Committee include:

•	reviewing our Manager’s performance of its obligations under the Management Services Agreement;

•	reviewing the remuneration of our Manager;

•	determining the compensation of our independent directors;

•	granting rights to indemnification and reimbursement of expenses to the Manager and any seconded individuals;

•	evaluating the risk arising from our Company’s compensation policies and practices and the mitigation of such risks; and

•	evaluating and making recommendations to the Board regarding equity-based and incentive compensation plans, policies and programs.

As described in “Compensation, Discussion and Analysis,” our chief executive officer and chief financial officer are seconded to us by our Manager and our Manager compensates these officers. However, pursuant to a revision to the Compensation

Proposal 1 Election of Directors	15

Committee Charter in October 2018, the responsibilities of the Compensation Committee were expanded to include:

•	participating with our Manager in establishing the performance objectives of our chief executive officer and our chief financial officer and reviewing the performance of such officers; and

•	providing input to our Manager regarding the compensation of our chief executive officer and our chief financial officer.

Our Compensation Committee may delegate any of its authority and duties described above to subcommittees or individual members of the committee, as it deems appropriate and in accordance with applicable laws and regulations. It may also delegate authority to make certain decisions relating to compensation plans and agreements related to employees of our operating companies (other than equity based compensation) to members of the Company’s senior management. This delegation of authority applies with respect to employees of our operating businesses, who are not members of the Company’s senior management.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Carmany (Chair), Brown, Kirk and Lentz. Our Board has determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE. The Nominating and Governance Committee met six times during 2018. The Nominating and Governance Committee is responsible for, among other things:

•	recommending the number of directors to comprise our Board;

•	reviewing with our Board the composition of our Board as a whole and whether the Company is being well served by the directors;

•	identifying and evaluating individuals qualified to become members of our Board, other than our Manager’s elected director;

•	recommending to our Board the director nominees for each annual shareholders’ meeting, other than our Manager’s elected director;

•	recommending to our Board the candidates for filling vacancies that may occur between annual shareholders’ meetings, other than our Manager’s elected director;

•	recommending to our Board the action to be taken with respect to any director resignation tendered pursuant to the Company’s director resignation policy;

•	reviewing Board processes, self-evaluations and policies;

•	making recommendations to our Board on matters of corporate governance, including changes to the corporate governance guidelines; and

•	monitoring developments in the law and practice of corporate governance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mmes. Brock, Jelescu-Dreyfus and Sananikone and Messrs. Brown, Carmany, Kirk and Lentz are members of our Compensation Committee. None of the members of our Compensation Committee is, or has been, an employee of the Company. During 2018, no member of our Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers or members of our Company’s Board has served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our Company’s Board or Compensation Committee.

HOW WE ARE ELECTED, SERVE AND ARE EVALUATED

DIRECTOR CRITERIA AND QUALIFICATIONS

Our Nominating and Governance Committee aims to achieve a Board that, as a whole, provides effective oversight of the management and business of our Company. Therefore, the committee believes that our directors should represent an appropriate diversity of experience, expertise, skills, specialized knowledge and other qualifications and attributes that provide for a variety of viewpoints.

16	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

The Nominating and Governance Committee will recommend candidates for election as directors based on the following criteria and qualifications:

•	Financial Literacy. Such person should be “financially literate” as such qualification is interpreted by our Board in its business judgment.

•	Leadership Experience. Such person should possess significant leadership experience, such as experience in business, finance/accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.

•	Commitment to Our Company’s Values. Such person shall be committed to promoting our financial success and preserving and enhancing our reputation as a leader in the infrastructure sector, and shall be in agreement with our values as embodied in our code of business conduct.

•	Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a director of our Company.

•	Complementary Attributes. Such person shall have skills and talents which would be a valuable addition to our Board and any committees thereof and that shall complement the skills and talents of our existing directors.

•	Reputation and Integrity. Such person shall be of high repute and integrity.

The Nominating and Governance Committee, in making its recommendations, may also consider some or all of the following factors:

•	developments in the law and practice of corporate governance;

•	the candidate’s judgment, skill, and experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight;

•	the relationship of the candidate’s experience to the experience of other Board members;

•	the extent to which the candidate would be a valuable addition to our Board and any committees thereof;

•	whether or not the person has any relationships that might impair his or her independence, including any business, financial or family relationships with the Manager or the Company’s management; and

•	the candidate’s ability to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills, and knowledge of the industry in which the Company operates.

In recommending candidates for election as directors, the Nominating and Governance Committee will also take into consideration the need for our Board to have a majority of directors that are independent under the requirements of the NYSE and other applicable laws.

Under the corporate governance guidelines, directors must inform the chairman of our Board and the chairman of the Nominating and Governance Committee in advance of accepting an invitation to serve on another public company Board or any committee thereof. In addition, no director may sit on our Board, or beneficially own more than 5% equity interest in (other than through mutual funds or similar non-discretionary, undirected arrangements) any competitor of the Company in our principal lines of business.

NOMINATIONS OF DIRECTORS

As provided in its charter, the Nominating and Governance Committee will identify and recommend to our Board nominees for election or re-election to our Board. The committee will review candidates for our Board recommended by the Company’s management and other members of our Board who are not members of the committee, as well as candidates recommended by shareholders, in accordance with the criteria described above and as discussed in “Shareholder Nominations of Directors” below.

SHAREHOLDER NOMINATIONS OF DIRECTORS

To make a director nomination, a shareholder must give written notice to our Secretary at our principal executive office at 125 West 55th Street, New York, New York 10019. To be considered for inclusion in our proxy statement for the 2020 Annual Meeting of Shareholders, shareholder nominations must be received by the Company no later than January 16, 2020 and no earlier than December 17, 2019.

When directors are to be elected at a special meeting, such notice must be given not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which a public announcement is first made of the date of the special meeting and of the nominees proposed by our Board to be elected at such meeting.

In addition to any other requirements, for a shareholder to properly bring a nomination for director before either an annual or special meeting, the shareholder must be a shareholder of record on both (i) the date of the shareholder’s notice of nomination or delivery of such nomination and (ii) the record date relating to the meeting.

The nomination submission must include all of the information specified in our bylaws. The required information includes identifying and stockholding information about the nominee,

Proposal 1 Election of Directors	17

information about the shareholder making the nomination, and the shareholder’s ownership of and agreements relating to our stock. It also must include the nominee’s consent to serve if elected and a statement as to whether the nominee intends to tender, following the nominee’s failure to receive the required vote for election or re-election, his or her irrevocable resignation effective upon acceptance by our Board. Please refer to the nomination and notice of shareholder business provisions of our bylaws for additional information and requirements regarding shareholder nominations. A copy of our bylaws is available on our website at www.macquarie.com/mic under “About MIC / Governance” and in print from us by writing to Investor Relations at Macquarie Infrastructure Corporation, 125 West 55th Street, New York, NY 10019.

We may require any proposed nominee to furnish any additional information that we reasonably require to enable our Nominating and Governance Committee to determine the eligibility of the proposed nominee to serve as a director. Candidates are evaluated based on the standards, guidelines and criteria discussed above as well as other factors contained in the Nominating and Governance Committee’s charter, our corporate governance guidelines, other of our policies and guidelines and the current needs of our Board.

MAJORITY VOTING FOR UNCONTESTED DIRECTOR ELECTIONS

In 2016, our Board adopted amendments to the bylaws to change the voting standard for uncontested elections of directors to a majority voting standard so that a nominee for director will be elected to our Board if the number of shares voted “for” that director’s election exceeds the number of votes cast “against” that director. Directors will continue to be elected by the vote of a plurality of the votes cast if the election is a contested election as defined in the bylaws. Our Board will only nominate for election or re-election as a director candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next meeting at which they face re-election and (ii) Board acceptance of such resignation. In addition, our Board will fill director vacancies and new directorships only with candidates who have agreed to tender, promptly following their appointment to our Board, the same form of resignation. If a nominee fails to receive the required number of votes for election, our Board will determine whether to accept or reject such resignation, or what other action should be taken, within 90 days from the date of the certification of election results, following receipt of a recommendation from the Nominating and Governance Committee.

BOARD, COMMITTEE AND DIRECTOR ASSESSMENT

In accordance with our corporate governance guidelines, the Nominating and Governance Committee leads our Board in its annual review process, which includes our Board’s annual self-assessment of the performance and effectiveness of our Board and its committees; committee annual self-assessments and charter reviews; and director evaluations of Board and committee performance.

Our Board’s self-assessment process focuses on numerous aspects of corporate governance and performance of our Board’s duties and responsibilities. Evaluation questionnaires are completed by each Board member. On an annual basis, the chair of each committee of our Board leads her or his respective Committee in a self-assessment and charter review and related discussions.

The Nominating and Governance Committee uses these results in conjunction with the assessment of the skills and characteristics of Board members, as well as in connection with making recommendations to our Board regarding the slate of directors for inclusion in the Company’s proxy statement for election at the Annual Meeting of Shareholders. The Nominating and Governance Committee also presents the findings of the annual Board self-assessment to our Board for discussion. Policies and practices of our Board are updated per the evaluation results as appropriate. Director suggestions for improvements to the questionnaires and evaluation process are incorporated on an on-going basis.

Among other topics, our Board self-evaluation questionnaire focuses on:

•	our Board’s overall responsibilities and effectiveness;

•	the structure and composition of our Board (including organization, size, operation, diversity and tenure policies);

•	Board culture (both in executive session, as well as in connection with management and advisors);

•	oversight of the Company’s key issues and opportunities;

•	oversight of risk strategy and enterprise risk management;

•	oversight of business strategy and the strategic planning process;

•	the adequacy and quality of information provided to our Board; and

•	the overall Board policies, processes and procedures.

18	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

BOARD REFRESHMENT AND DIVERSITY

As described above under “Board, Committee and Director Assessment”, on an annual basis, the Nominating and Governance Committee evaluates our Board’s overall composition, including director tenure, and evaluates all directors to ensure a continued match of their skill sets against the needs of the Company. The Nominating and Governance Committee seeks to achieve a balance between the deep knowledge and understanding of our businesses that comes from longer-term service on our Board with the fresh ideas and perspectives that comes from having newer directors on our Board. Although we have no formal diversity policy with respect to director nominations, the Nominating and Governance Committee recognizes the importance of having a Board representing diverse backgrounds and a broad set of experiences at senior levels in business, finance, government, law and technology, and in other areas that are relevant to the Company’s businesses and its status as a public company. As a result of these processes, in the last eight years, our Board has added six new directors, including three new directors since September 2018.

DIRECTOR RETIREMENT POLICY

Our Board will not nominate for re-election any non-management or non-Manager appointed director if the director will have completed 15 years of service as a member of our Board on or prior to the date of the election as to which the nomination relates. Upon the recommendation of the Nominating and Governance Committee, our Board may waive this requirement as to any director if it deems such waiver to be in the best interests of the Company.

HOW WE OPERATE

EXECUTIVE SESSIONS OF OUR BOARD

Our corporate governance guidelines provide that the non-management directors will meet without management directors at regularly scheduled executive sessions at least quarterly and at such other times as they deem appropriate. To the extent that any non-management directors are not independent, the independent directors will meet in regularly scheduled executive sessions at least once annually. In accordance with our corporate governance guidelines, the lead independent director, or alternatively, the chairman of the Audit Committee, Nominating and Governance Committee or Compensation Committee, will preside at these executive sessions of the non-management directors as determined by the non-executive directors based upon the subject matter to be discussed. Our lead independent director, Mr. Brown, presides over these sessions.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT

Our Board has adopted corporate governance guidelines that set forth our corporate governance objectives and policies and govern the functioning of our Board. We also have a code of business conduct that sets forth our commitment to ethical business practices. Our code of business conduct applies to our directors, officers and employees, including our chief executive officer and chief financial officer, and also applies to the employees of our Manager and its affiliates that perform management services for us pursuant to the Management Services Agreement.

Our corporate governance guidelines and our code of business conduct are available on our website at www.macquarie.com/mic under “About MIC / Governance” and in print from us without charge upon request by writing to Investor Relations at Macquarie Infrastructure Corporation, 125 West 55th Street, New York, New York 10019.

Proposal 1 Election of Directors	19

HOW WE ARE PAID

MINIMUM SHAREHOLDING GUIDELINES

Our Board, upon the recommendation of our Nominating and Governance Committee, has adopted stock ownership guidelines to align the interests of our independent directors with the interests of our shareholders. Independent directors are required to hold common stock with a value equal to at least four times the cash portion of the director’s annual Board and committee retainers, plus cash compensation for attendance at committee meetings, based on the greater of the value of the shares using the previous December’s volume weighted average price and the fair market value of the shares on the date acquired. Independent directors have up to five years from the date of his or her election or appointment to meet these requirements. Our independent directors are each in compliance with this policy.

DIRECTOR COMPENSATION FISCAL YEAR 2018

The following table sets forth the compensation payable by us to our independent directors for service during the fiscal year ended December 31, 2018. We do not compensate our chairman or Mr. Frost for their service on our Board:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Norman H. Brown, Jr.(2)	123,500	155,840	279,340
George W. Carmany, III(2)	95,500	155,840	251,340
H.E. (Jack) Lentz(2)	98,500	155,840	254,340
Ouma Sananikone(2)	100,500	155,840	256,340
Ronald Kirk(2)	98,500	155,840	254,340
Maria S. Dreyfus(3)	28,444	103,997	132,441
Amanda M. Brock(3)	25,944	103,997	129,941
(1)	Represents the grant date fair value of stock awards computed in accordance with ASC 718 Compensation — Stock Compensation, based on (i) the closing price of shares on June 07, 2018, the date of grant for Messrs. Brown, Carmany, Kirk and Lentz and Ms. Sananikone and (ii) the closing price of shares on September 05, 2018, the date of grant for Mses. Brock and Jelescu-Dreyfus, under the 2014 Independent Directors’ Equity Plan.
(2)	Stock awards are calculated in accordance with ASC 505-50 Equity — Equity Based Payments to Non-Employees and ASC 718. On June 07, 2018, Messrs. Brown, Carmany, Kirk and Lentz and Ms. Sananikone were each granted 3,846 director share units, resulting in an aggregate grant of 19,230 director share units. These director share units, which equal $150,000 per director divided by the average closing price for the ten days preceding the grant date, being $39.00 per director share unit, vest on the day immediately preceding our 2019 Annual Meeting of stockholders. Upon vesting of the director share units, each director has the right to receive 3,846 shares, which had a market value of $140,610 based on the per share closing price on the NYSE of our shares on December 31, 2018.
(3)	On September 05, 2018, Mmes. Brock and Jelescu-Dreyfus were each granted 2,208 director share units, resulting in an aggregate grant of 4,416 director share units. These director share units, which equal $103,846 per director divided by the average closing price for the ten days preceding the grant date, being $47.03 per director share unit, vest on the day immediately preceding our 2019 Annual Meeting of stockholders. Upon vesting of the director share units, each director has the right to receive 2,208 shares, which had a market value of $80,724 based on the per share closing price on the NYSE of our shares on December 31, 2018.

The above are the only equity grants by the Company to directors that were outstanding at December 31, 2018.

DIRECTOR FEES

Our independent directors each receive annual cash retainers, payable in equal quarterly installments, of $65,000 for service on our Board, for service as committee chairman and for service for being the lead independent director, as well as cash compensation for attendance at committee meetings. Directors (including non-independent directors and the chairman elected by our Manager) are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board or committees and for any expenses reasonably incurred in their capacity as directors. The Company also reimburses directors for all reasonable and authorized business expenses in accordance with the policies of the Company as in effect from time to time.

Each member of the Company’s various standing committees also receives the following compensation related to service on these committees:

•	for attending a committee meeting in person (if any): $3,000 for each meeting of the Audit Committee; $1,500 for each meeting of the Nominating and Governance Committee; and $1,500 for each meeting of the Compensation Committee; and

•	for attending a telephonic committee meeting (if any): $1,500 for each meeting of the Audit Committee; $1,000 for each meeting of the Nominating and Governance Committee; and $1,000 for each meeting of the Compensation Committee.

20	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

The lead independent director receives an annual cash retainer of $10,000 and the chairperson of each of the Audit Committee, Nominating and Governance Committee and Compensation Committee also receive an annual cash retainer of $15,000, $2,000 and $2,000, respectively, payable in equal quarterly installments.

2014 INDEPENDENT DIRECTORS’ EQUITY PLAN (“2014 PLAN”)

The only type of award that may be granted under the 2014 Plan is an award of director share units. A director share unit is an unsecured promise to transfer one share of the Company in the future on the settlement date, subject to satisfaction of the terms and conditions under the 2014 Plan and the applicable award agreement. The 2019 annual awards to our independent directors, to be granted on the date of this year’s Annual Meeting, will be granted under the 2014 Plan. Each independent director nominee will be eligible to receive, upon election at the 2019 Annual Meeting, a grant of director share units.

Under the 2014 Plan, there is no formula to determine the size of awards and the Compensation Committee has the authority to determine the size of all awards and terms and conditions thereof, subject to the provisions of the 2014 Plan, including the limits on the number of director share units that may be granted annually and in the aggregate. Generally, director share units granted at each Annual Meeting of Shareholders will vest (assuming continued service of the director) on the day immediately preceding the next Annual Meeting of Shareholders held following the date of grant. The maximum number of shares available for issuance under the 2014 Plan is 300,000 shares, with a balance of 248,664 shares remaining available for issuance at December 31, 2018. The aggregate grant date fair value of awards granted to an independent director during any single fiscal year (excluding awards made at the election of the independent director in lieu of all or a portion of annual and committee cash retainers) may not exceed $350,000.

If a director’s service on our Board terminates by reason of death or disability or in the event of a business combination of the Company during the director’s service, the director share units will vest immediately.

We credit director share units to a bookkeeping account. No interest or dividends accrue or are credited to any director share units or the director’s account. As soon as practical following vesting, we will settle director share units by delivering to the director the equivalent whole number of shares. Director share units cannot be settled in cash or any other kind of consideration. Prior to settlement, directors do not have the rights of a shareholder in any share corresponding to the director share units.

HOW TO COMMUNICATE WITH US

COMMUNICATIONS WITH OUR BOARD

Communications to our Board, any director individually or our lead independent director may be made by writing to the following address:

Attention: [Board of Directors] [Board Member] [Lead
Independent Director] c/o Michael Kernan,
General Counsel and Secretary
125 West 55th Street
New York, NY 10019
United States of America

Communications sent to the physical mailing address are forwarded to the relevant director, if addressed to an individual director or the lead independent director, or to the chairman of our Board if addressed to our Board.

PROPOSAL 2
Ratification of Selection of Independent Auditor
Recommendation: Vote FOR the Ratification of the Selection of KPMG LLP

22	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

GENERAL

Our Board has recommended and asks that you ratify the selection of KPMG LLP as our independent auditor for the Company for the fiscal year ending December 31, 2019. You would be so acting based on the recommendation of our Audit Committee.

KPMG LLP was engaged by us following our initial public offering in December 2004 to audit our annual financial statements for the 2004 fiscal year and was appointed by our Audit Committee and ratified by shareholders to audit our annual financial statements for each subsequent fiscal year. Based on its past performance during these audits, the Audit Committee of our Board has selected KPMG LLP as our independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2019. KPMG LLP is a registered public accounting firm.

The affirmative vote of a majority of the shares represented at the meeting in person or by proxy is required to ratify the appointment of KPMG LLP. If you do not ratify the selection of KPMG LLP, our Audit Committee will reconsider its selection of KPMG LLP and may, but is not required to, make a new proposal for an independent auditor.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

FEES

The chart below sets forth the total amount paid or payable by us to KPMG LLP in connection with the audit of our consolidated financial statements for the years indicated below, the audit of certain subsidiaries as required under their credit agreements, and the total amounts billed to us by KPMG LLP for other services performed in those years, breaking down these amounts by category of service:

	$2018	2017
Audit Fees(1)	4,432,000	4,542,500
Audit-Related Fees(2)	282,000	278,000
Tax Fees(3)	3,750	36,000
All Other Fees(4)	228,000	-
Total	4,945,750	4,856,500
(1)	“Audit Fees” are fees paid to KPMG LLP for professional services for the audit of our consolidated financial statements, for professional services rendered for the audit of our internal control over financial reporting, for quarterly reviews, for review of SEC filings, for statutory audits and other related matters.
(2)	“Audit-Related Fees” are fees billed by KPMG LLP for assurance and related services that are related to the performance of the audit or review of our financial statements, including in connection with attestation reports on fees paid to our Manager and in connection with our operating businesses.
(3)	“Tax Fees” are fees billed by KPMG LLP for services related to state tax matters at certain operating businesses.
(4)	All other fees are for accounting advisory services related to the adoption of ASC 842 Leases.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established policies and procedures for its appraisal and approval of audit and non-audit services. The Audit Committee has the sole authority to pre-approve any audit and non-audit services to be provided by any registered public accounting firm. The Audit Committee has delegated to the chairman of the committee the authority to approve additional audit and non-audit services of KPMG LLP and any additional accounting firms. The delegation is limited to an aggregate of $50,000 in fees at any one time outstanding and not ratified by the Audit Committee, and confirmation of compliance with independence standards. The Audit Committee or its chairman has pre-approved all of the services provided by KPMG LLP since its engagement. All other audit-related, tax and other engagements may be approved by the Audit Committee prospectively.

In making its recommendation to ratify the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2019, the Audit Committee has considered whether the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has determined that such services do not interfere with KPMG LLP’s independence.

RECOMMENDATION OF THE BOARD

Our Board recommends that, based on the recommendation of the Audit Committee, you vote FOR the ratification of the selection of KPMG LLP to serve as the independent auditor for the Company for the fiscal year ending December 31, 2019.

PROPOSAL 3
Approval, On an Advisory Basis, of Executive Compensation
Recommendation: Vote FOR the approval, on an advisory basis, the compensation of our seconded executives

24	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

GENERAL

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers, who are seconded to us by our Manager. Accordingly, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Board has recommended and asks that you approve, on an advisory basis, the compensation of our chief executive officer and our chief financial officer (“seconded executive officers”), as described in the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure on pages 25-36 of this proxy statement. Unless our Board determines otherwise, the next such vote will be held at the Company’s 2020 Annual Meeting of Shareholders.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our seconded executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our seconded executives. As described in detail under the headings “Compensation Discussion and Analysis — General” and “Compensation Discussion and Analysis — Objectives of Macquarie’s Compensation Program,” the Company is a party to a Management Services Agreement with our Manager, subject to the oversight and supervision of our Board. Our Manager is responsible for and oversees the management of our operating businesses and is entitled to receive base management fees and potentially performance fees for the provision of its services. The Macquarie employees who serve as our seconded executive officers have been seconded to us by our Manager on a full-time basis and we do not pay any compensation to them. Under our Management Services Agreement, the services performed for the Company by our Manager are provided at our Manager’s expense, including all of the compensation of our seconded executives. The elements of the compensation program for our seconded executive officers derive from the general program established for employees of Macquarie. Macquarie’s approach is designed to drive shareholder returns over the short and long term, both for Macquarie shareholders as well as for shareholders of the entities managed by Macquarie, such as holders of our shares. Macquarie’s compensation program endeavors to drive shareholder returns while managing risk in a prudent fashion by focusing on two main objectives: aligning the interests of staff and shareholders and attracting and retaining high-quality staff.

At our 2018 Annual Meeting, shareholders expressed support for our seconded executive officers’ compensation, with approximately 61.6% of the votes approving, on an advisory basis, our executive compensation for fiscal 2017. While the proposal passed, we were disappointed with the level of support. As a result, following the 2018 annual meeting, we enhanced our shareholder engagement program by contacting a significantly greater number of shareholders, with the direct participation of each of our independent directors, chief executive officer, chief financial officer and head of investor relations. In addition, changes were implemented to the compensation of our seconded executive officers based on feedback from our shareholders. See “Compensation Discussion and Analysis – 2018 Say on Pay Advisory Vote” for a description of our shareholder engagement efforts and actions we took as a result.

We are asking our shareholders to approve, on an advisory basis, the compensation for fiscal 2018 of our seconded executive officers as described on pages 25-36 of this proxy statement. Total 2018 executive compensation includes profit share amounts paid in March 2018 on account of performance in 2017. This vote is advisory and, therefore, will not affect the existing compensation or be binding on our Company or our Manager. However, our Company values the opinions of our shareholders and will carefully consider, and will inform our Manager of, the outcome of this vote.

The following resolution is submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s seconded executive officers as disclosed in the proxy statement for the 2019 Annual Meeting pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section and the compensation tables and related narrative discussion set forth in such proxy statement.”

RECOMMENDATION OF THE BOARD

Our Board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our seconded executive officers as disclosed in this proxy statement.

Proposal 3 Approval, On An Advisory Basis, Of Executive Compensation	25

COMPENSATION DISCUSSION AND ANALYSIS

GENERAL

As discussed above, we have a Management Services Agreement with our Manager, a member of Macquarie, pursuant to which they are responsible for and oversee the management of our operating businesses in exchange for certain fees. The Company does not have any employees. The Macquarie employees who serve as our seconded executive officers have been assigned, or seconded, to us by our Manager on a full-time basis.

We do not pay any compensation to our seconded executive officers. Our Manager is responsible for the expenses related to all services performed for the Company, including all the compensation of our seconded executive officers. Our seconded executive officers have a fiduciary duty to act in the best interests of our Company and their interests are strongly aligned with our shareholders’ interests:

•	Our Company pays a base management fee to Macquarie in accordance with the Management Services Agreement. Performance fees may also be payable based on our Company’s ongoing out-performance relative to benchmarks. These fees are set forth below under “Certain Relationships and Related Party Transactions”.

•	The compensation system adopted by Macquarie, discussed in detail below, further links the compensation of the seconded executive officers to our performance.

•	Macquarie holds a significant interest in our Company and has generally reinvested its fees in our Company’s shares. At March 31, 2019, Macquarie had a 14.7% interest in our Company.

•	The staff of Macquarie understands that the relationship with a Macquarie-managed entity such as ours is long-term, ongoing and important to Macquarie’s continued success. They take a long-term approach to adding value in connection with the managed entities rather than solely focusing on the fees that would result from any one transaction.

•	From January 31, 2022, our seconded executive officers will be required to maintain a minimum stockholding in our Company having a value equal to at least six times base compensation in the case of our chief executive officer and at least two times base compensation in the case of our chief financial officer.

The purpose of this compensation discussion and analysis is to provide our investors with information about the components of the compensation paid by Macquarie to our seconded executive officers, Mr. Frost, our chief executive officer and a Macquarie Executive Director, and Mr. Stewart, our chief financial officer and a Macquarie Division Director, and the policies and objectives served by Macquarie’s compensation program.

HOW MACQUARIE’S COMPENSATION PROGRAM ALIGNS WITH OUR PERFORMANCE

The elements of the compensation program for Messrs. Frost and Stewart are derived from the general program established for employees of Macquarie, including the input provided by our Compensation Committee. Macquarie’s compensation program supports its overarching objective of delivering strong company performance over the short and long-term, while prudently managing risk. The approach to compensation is a partnership where profits are shared between shareholders and staff, delivering sustained results for its clients and customers. The Macquarie Board believes this approach is integral to Macquarie’s sustained success and has been fundamental in attracting, motivating and retaining high-performing staff. Our ongoing performance is critically dependent on the skill, experience, and caliber of Macquarie’s team of executives, including our seconded executive officers, for whose services Macquarie must compete in the world’s major financial centers.

Base management fees earned by our Manager under our Management Services Agreement are based on the market capitalization of our Company. Performance fees, if any, are based on ongoing out-performance of the Company over a utilities benchmark. Such fees form a part of Macquarie’s revenue and are directly linked to the operating results of the businesses owned by the Company. The interests of Macquarie and our seconded executive officers are directly aligned with those of our shareholders because successfully managing our operating businesses and improving our Company’s performance drives an increase in Macquarie’s net profit after tax.

2018 SAY-ON-PAY ADVISORY VOTE AND ENHANCED SHAREHOLDER ENGAGEMENT

At our 2018 annual meeting of shareholders, 61.6% of the votes cast approved, on an advisory basis, our 2017 executive compensation. These results, while indicative of majority support, nevertheless represented a decline from the higher levels of support we had previously received. As such, we enhanced our shareholder engagement program to understand and address our shareholders’ concerns related to how our seconded executive officers are paid:

•	we successfully engaged with shareholders representing 40% of our outstanding shares to ascertain their view on executive compensation as well as governance and strategic initiatives enacted in 2018;

26	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

•	our independent directors, chief executive officer, chief financial officer and head of investor relations participated in these meetings with shareholders;

•	we found that shareholders were generally supportive of Macquarie’s pay practices as they related to our performance and structure; some shareholders who voted against our pay proposal stated that their vote was largely driven by last year’s “vote-no” campaign and not by any major concerns with our or Macquarie’s pay practices;

•	we received positive feedback with respect to the governance initiatives that had been enacted to date (including the addition of two new independent directors and the waiver of certain fees by the Manager), the steps taken to enhance the level of detail included in our public disclosures and the continued execution of our strategic initiatives in order to enhance MIC’s long-term value.

Based on this effort, in October 2018, important changes were made with respect to the compensation of our seconded executive officers:

•	stock ownership guidelines were instituted, pursuant to which, from January 31, 2022, our chief executive officer will be required to own MIC common stock equal to at least six times base compensation and our chief financial officer will be required to own MIC common stock equal to at least two times base compensation.

•	our Compensation Committee’s duties were expanded to play a larger role, enacted through a formal annual process, in participating with our Manager to establish performance targets for, and evaluate performance of, our seconded executive officers.

COMPENSATION OVERVIEW

The amount of variable compensation awarded to each seconded executive officer is ultimately based on the discretion of the Macquarie Board taking into consideration the factors listed under “Profit Share Allocation Determination.” Compensation paid by Macquarie to our seconded executive officers is described in detail below.

ELEMENTS OF MACQUARIE’S COMPENSATION PROGRAM

Macquarie’s executive compensation program consists of two elements: fixed compensation and annual discretionary profit share. The following description relates to Macquarie’s compensation program for Macquarie’s fiscal year ended March 31, 2018. Mr. Frost became our chief executive officer on January 1, 2018, and, unless specified otherwise, compensation amounts for Mr. Frost below are for the period from January 1, 2018 through March 31, 2018.

FIXED COMPENSATION

Fixed compensation for our seconded executive officers consists of annual base salary and benefits that include: life insurance, accidental death, disability and dismemberment (“AD&D”) insurance, long-term and short-term disability insurance, medical, dental and vision coverage, and matching employer contributions under Macquarie’s 401(k) retirement plan.

Base Salary. Annual base salary reflects technical and functional expertise, role scope, market practice, and regulatory requirements. However, fundamental to Macquarie’s compensation philosophy is the principle that a significant amount of the compensation be at risk and dependent upon performance. Mr. Frost’s annual base salary was $400,000; Mr. Stewart’s annual base salary was $300,000.

VARIABLE COMPENSATION - ANNUAL PROFIT SHARE

Macquarie employs profit share arrangements for staff, including Messrs. Frost and Stewart, to encourage strong performance and to reward all staff who have contributed to the growth of Macquarie-managed entities. These arrangements also create incentives for, and encourage long-term commitment among, executives working in the interests of Macquarie-managed entities that may experience some short-term market underperformance or other short-term declines in profitability due to macroeconomic factors or other extraordinary circumstances, even though the underlying assets may be performing well. The Macquarie Board retains discretion to determine the final amount of profit share allocated to reflect internal or external factors if deemed in the interests of Macquarie and shareholders.

Once total profit share allocations are determined, a portion is payable directly in cash, and the remainder is retained over several years. Of the retained component, a portion is notionally invested in a fund of Macquarie-managed entities (either via the Directors Profit Share plan (“DPS Plan”) for Macquarie Executive Directors or the Notional Investment policy (“NI Policy”) for non-Executive Directors) and a portion is retained in restricted share units of Macquarie Group Limited equity under the Macquarie Group Employee Retained Equity Plan (“MEREP”). All retained profit share allocations are subject to multi-year vesting.

Profit Share Allocation Determination. For Macquarie’s fiscal year ended March 31, 2018, amounts allocated to Messrs. Frost and Stewart were determined based upon the recommendation of the Global Head of Macquarie Asset Management taking into account a detailed assessment at the business group and individual levels (described in greater detail below). Messrs. Frost and Stewart’s profit share is determined with respect to Macquarie’s fiscal years ending March 31st of each year and therefore, does not reflect subsequent events or our performance for the remainder of each calendar year. Based upon our

Proposal 3 Approval, On An Advisory Basis, Of Executive Compensation	27

Company’s amendment to our Compensation Committee charter in October 2018, our Compensation Committee will participate to a greater extent in an annual process with our Manager of setting performance objectives, evaluating actual performance and providing input to our Manager on annual compensation decisions.

Macquarie determined the level of profit share allocated to Messrs. Frost and Stewart based predominantly on their individual contribution to the performance of our Company, taking into account that Mr. Frost was affiliated with the Company for only a portion of the fiscal year and the following elements:

•	operational performance of our underlying businesses;

•	management and leadership of our Company and the businesses under the control of our Company;

•	acquisitions and the subsequent management of those businesses to ensure performance is in line with the acquisition business plans;

•	effective risk management and compliance;

•	effective capital management; and

•	factors relating to people leadership and professional conduct consistent with Macquarie’s Code of Conduct and values and enhancing Macquarie’s and the Company’s reputation and track record.

Mr. Frost: The specific factors considered in determining Mr. Frost’s profit share included his role in:

•	the performance of our shares during the period compared with the Company’s utilities index benchmark;

•	efforts to initiate a strategic review and implement new strategic priorities at MIC and its operating businesses;
•	efforts to initiate amendments to the compensation plans for our operating business leadership teams;

•	the amount of cash generated by our businesses;

•	leading the process to sell the Bayonne Energy Center and other smaller businesses;

•	effectively marketing the Company’s securities to investors and potential investors;

•	effectively managing and leading our Company;

•	serving as chairman and a director of the Company’s operating entities; and

•	maintaining the reputation and brand awareness of the Company in the ownership and management of infrastructure businesses.

Mr. Stewart: The specific factors considered in determining Mr. Stewart’s profit share for the period included his role in:

•	the performance of our shares during the period compared with the Company’s utilities index benchmark;

•	efforts to initiate a strategic review and implement new strategic priorities at MIC and its operating businesses;

•	the oversight of the finance functions of our Company and each of our operating businesses;

•	the recruitment of key finance personnel;

•	driving the continued growth of our businesses and their cash generation;

•	serving as director of the Company’s operating entities; and

•	the effective marketing of the Company’s securities.

The chart below illustrates the profit share allocations for Macquarie’s fiscal year ended March 31, 2018 for each of our seconded executive officers:

		Retained Component ($)			Deferred
Executive	Cash ($)	DPS Plan	NI Policy	MEREP(1)	Compensation(2) ($)	TOTAL ($)
Christopher Frost	301,701	150,851	-	50,283	247,165(3)	750,000
Liam Stewart	329,441	-	72,780	72,779	200,000	675,000
(1)	Grant date fair value of Messrs. Frost’s and Stewart’s MEREP award were $50,675 and $73,331, respectively.
(2)	Messrs. Frost and Stewart were awarded deferred compensation to be paid as a profit share allocation for Macquarie’s fiscal year ending March 31, 2020. The payment of the deferred compensation shown in the above table is conditional on the achievement of key performance indicators (“KPIs”) relating to the performance of our Company. Additionally, these awards are conditional on Messrs. Frost and Stewart abiding by the material terms and conditions of their employment agreement with Macquarie and Macquarie’s determination that there have been no risk or compliance breaches by Messrs. Frost and Stewart. These awards also serve as an incentive towards continued employment with Macquarie as they are condition of Messrs. Frost and Stewart remaining employed as at the payment date. Subject to the above conditions being satisfied, any payment of the deferred compensation (made in part or full) in 2020 as profit share, will be subject to Macquarie’s retention arrangements in place at that time.
(3)	Mr. Frost was awarded an additional $1,320,335 in deferred compensation, representing a portion of his compensation for services to Macquarie prior to his secondment to the Company, which will be paid as profit share for Macquarie’s fiscal year ending March 31, 2020, subject, amongst other things, to achievement of KPIs with respect to the Company.

28	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

Retained Portion of Profit Share

Deferral and retention arrangements apply to a portion of allocated profit share to encourage a long-term perspective and commitment from Macquarie employees, including Messrs. Frost and Stewart. It also encourages alignment with the longer-term interest of shareholders.

The table below sets out a summary of how the current arrangements apply to Messrs. Frost’s and Stewart’s profit share allocations for Macquarie’s fiscal year ended March 31, 2018.

Key Area	Executive Director Christopher Frost	Division Director Liam Stewart
Amount of profit share retained	40%	AUD $0 – AUD $50,000	Nil
		AUD $50,001 – AUD $200,000	25%
		AUD $200,001 – AUD $500,000	35%
		Above AUD $500,000	40%
How retained profit share is invested	Invested in a combination of Macquarie shares (“MEREP”) and Macquarie-managed funds under the Directors’ Profit Share Plan (“DPS Plan”)	Invested in a combination of Macquarie shares (“MEREP”) and Macquarie-managed funds under the Notional Investment policy (“NI Policy”)
Vesting and release of retained profit share	All retained amounts vest and are released in equal installments in years three, four and five from the retention date (see also forfeiture below)	All retained amounts vest and are released in equal installments in years two, three and four from the retention date
Forfeiture of retained profit share on leaving	Unvested amounts are forfeited, except in limited circumstances where unvested amounts retained are forfeited in stages if a “malus event” or “post-employment event” occurs within two years of leaving	Unvested amounts are forfeited, except in limited circumstances
Minimum shareholding requirement in Macquarie Shares	Required to hold the deemed after-tax equivalent of 10% of all profit share allocations over the last five years in Macquarie shares (which may be satisfied by the above requirements)	Not applicable

The features of the Directors’ Profit Share Plan, the Notional Investment Policy and details of 2018 retention for Messrs. Frost and Stewart under each are outlined below.

The Directors’ Profit Share Plan (“DPS Plan”)

The DPS Plan comprises exposure to a notional portfolio of Macquarie-managed funds. These retained amounts for Executive Directors are notionally invested over the retention period, meaning that Executive Directors do not directly hold securities. However, the value of the retained amounts will vary as if these amounts were directly invested in actual securities. For Mr. Frost, a portion of the amount retained in 2018 was notionally invested in cash and a portion was notionally invested in Macquarie-managed funds.

The Notional Investment Policy (“NI Policy”)

The NI policy applies to staff other than Executive Directors and, similar to the DPS Plan, comprises exposure to a notional portfolio of Macquarie-managed funds. These retained amounts for non-Executive Directors are notionally invested over the retention period. For Mr. Stewart, the amount retained in 2018 was notionally invested in cash.

The Macquarie Group Employee Retained Equity Plan (“MEREP”)

Equity awards through the MEREP, in the U.S., will generally be in the form of units comprising a beneficial interest in restricted Macquarie shares (ASX: MQG) held in a trust for staff members (referred to as restricted share units). The participant is entitled to receive dividends on the restricted share units and direct the Trustee how to exercise voting rights on the shares.

Proposal 3 Approval, On An Advisory Basis, Of Executive Compensation	29

POST-TERMINATION COMPENSATION AND BENEFITS

On October 3, 2017, Mr. Frost executed his current employment agreement with Macquarie Corporate Holdings Limited. Under the employment agreement, he holds the position of Executive Director. Mr. Frost was assigned to Macquarie Holdings (USA) Inc. and seconded to our Company as chief executive officer from January 1, 2018. Mr. Stewart entered into his current employment agreement with Macquarie Holdings (USA) Inc. on May 5, 2017. Under the employment agreement, he holds the position of Division Director. Mr. Stewart is currently seconded to our Company as chief financial officer. See “Executive Compensation — Employment Agreements” below for further discussion.

The employment agreements provide for termination of employment by either Macquarie or the executive upon twelve weeks’ notice for Mr. Frost and four weeks’ notice for Mr. Stewart. Macquarie sponsors a severance plan for U.S.-based staff that it believes is comparable to plans typically offered by other U.S. employers. The MEREP, DPS Plan, NI Policy and Macquarie’s profit share arrangements also have specific provisions relating to termination events as described under “Executive Compensation — Potential Payments on Termination or Change in Control” below.

MACQUARIE’S COMPENSATION PRINCIPLES

Macquarie endeavors to attract high-quality executives and to retain them by offering a competitive performance-driven compensation package that encourages long-term commitment to Macquarie and Macquarie-managed entities, and to superior performance.

The following principles in Macquarie’s compensation approach drive shareholder returns by aligning the interests of staff and shareholders and by attracting and retaining high-quality talent:

•	linking rewards to create sustainable shareholder value through the use of shareholder return drivers, namely profitability and returns in excess of the cost of capital;

•	emphasizing performance-based remuneration with an appropriate balance between short-term and long-term incentives having regard to risk;

•	determining variable remuneration as a share of profits (not a short-term bonus) based on realized after-tax profits;

•	remunerating high performing staff appropriately, relative to global peers, so they are attracted to and stay with Macquarie;

•	ensuring remuneration is structured to drive behaviors which reflect Macquarie’s culture and promote Macquarie’s risk management framework;
•	delivering remuneration in a way that encourages a long-term perspective and creates alignment with shareholder interests and encourages the prudent management of risk; and

•	providing consistent arrangements over time to give staff the confidence to pursue multi-year initiatives.

RESPONSIBILITY FOR MACQUARIE’S COMPENSATION PROGRAM

The Board of Directors of Macquarie (“the Macquarie Board”) has a Board Remuneration Committee (“BRC”) whose objective is to assist the Macquarie Board with Macquarie’s compensation policies and practices. The BRC reviews individual compensation and profit share recommendations for Executive Directors, including Mr. Frost, above certain thresholds and approves other compensation recommendations made outside of Macquarie’s policy relating to individuals or groups of individuals (unless required to be approved by the Macquarie Board), material changes to pension arrangements and changes to compensation policies not requiring full Macquarie Board approval.

Responsibility for the determination of individual compensation and profit share recommendations for Division Directors, including Mr. Stewart, for the 2018 remuneration cycle rested with the Global Head of Macquarie Asset Management. These recommendations are subject to review by Macquarie Group’s Remuneration and Promotions Committee, a committee of Macquarie management. The recommendations relating to fixed remuneration changes and profit share allocations are ultimately approved by the BRC in the aggregate.

Based on a review of the analyses and conclusions regarding compensation provided by the BRC in 2018, the non-Executive Directors of the Macquarie Board believe that Macquarie’s longstanding remuneration approach continues to support the overarching objective of delivering strong company performance over the short and long-term, while prudently managing risk.

30	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is composed of seven independent directors. A copy of the Compensation Committee charter is available on the Company’s website at www.macquarie.com/mic under “About MIC / Governance. In addition, all members of the Compensation Committee are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The responsibilities of the Compensation Committee during 2018 included reviewing the Manager’s performance of its obligations under the Management Services Agreement, reviewing the remuneration of the Manager, determining the compensation of the independent directors, granting rights to indemnification and reimbursement of expenses to the Manager and any seconded individuals and making recommendations to our Board regarding the Company’s equity-based and incentive compensation plans, policies and programs. The Compensation Committee operates under a written charter adopted by our Board, reflecting the NYSE rules for Compensation Committees in light of the Company’s external management structure.

As described in the section “Director Compensation Fiscal Year 2018” in this proxy statement, our independent directors receive an annual cash retainer for serving on our Board, fees for each committee meeting which they attend and an annual cash retainer for each committee they chair and for being lead independent director. In addition, independent directors are compensated with director share units that are granted under our 2014 Independent Directors’ Equity Plan and receive reimbursement for certain reasonable expenses related to their service as directors.

This report on executive compensation for 2018 is provided by the undersigned members of the Compensation Committee of our Board.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Although the Company’s seconded executive officers are not employed or compensated by the Company, the Compensation Discussion and Analysis reflects details of the compensation elements and objectives of Macquarie. Based on this, and including discussions with and information provided by Macquarie, the Compensation Committee has recommended to our Board, and our Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and its incorporation by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2018.

Members of the Compensation Committee

Ouma Sananikone, Chair

Amanda Brock

Norman H. Brown, Jr.

George W. Carmany, III

Maria Jelescu-Dreyfus

Ronald Kirk

H.E. (Jack) Lentz

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

Proposal 3 Approval, On An Advisory Basis, Of Executive Compensation	31

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by Messrs. Frost and Stewart during our fiscal years ended December 31, 2018, 2017 and 2016.

Name & Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	All Other Compensation(5) ($)	Total ($)
Christopher Frost – Chief Executive Officer(1)	2018	400,000	699,717	50,675	888	1,151,280

Liam Stewart – Chief Financial Officer	2018	300,000	602,221	73,331	35,666	1,011,218
	2017	280,000	581,614	124,911	31,828	1,018,353
	2016	252,500	341,877	195,532	22,037	811,946

(1)	Mr. Frost became chief executive officer of the Company on January 1, 2018.

(2)	Salary amounts reflect salary earned from the period of January 1st to December 31st of each year.

(3)	Bonus amounts represent the cash portion of the profit share allocated during Macquarie’s fiscal years ended March 31, 2018, 2017 and 2016 and therefore reflect performance metrics and incentives through those dates and do not reflect subsequent events or performance for the remainder of each calendar year. For Mr. Frost and Mr. Stewart, the cash portions of the 2018 bonus were $301,701 and $329,441, respectively.

For Mr. Frost, the bonus amount for 2018 also includes $150,851, a portion of which was notionally invested in the DPS Plan in cash ($101,070) and a portion of which was notionally invested in Macquarie-managed funds ($49,781). See “Nonqualified Deferred Compensation in Fiscal Year 2018.”

For Mr. Stewart, the 2018 bonus amount also includes $72,780 that was notionally invested under the NI Policy in cash. See “Nonqualified Deferred Compensation in Fiscal Year 2018.” For 2017, the bonus amount includes $118,386 that was partially notionally invested under the NI Policy in cash ($79,319) and partially notionally invested in Macquarie-managed funds ($39,067). Effective July 1, 2018, the amount of $39,067 notionally invested in 2017 in Macquarie-managed funds was notionally invested in cash. Therefore, the total amount retained for 2017 and 2018 ($191,166) is notionally invested in cash.

For Mr. Frost and Mr. Stewart, the 2018 bonus amounts also include deferred compensation of $247,165 and $200,000, respectively. Mr. Frost was also awarded an additional $1,320,335 in deferred compensation, representing a portion of his compensation for services to Macquarie prior to his secondment to the Company. The 2018 deferred compensation is expected to be paid as profit share for Macquarie’s fiscal year ended March 31, 2020 in recognition of past contributions and also as an incentive towards continued employment with Macquarie. The awards are conditional on the achievement of key performance indicators (“KPIs”) relating to the performance of our Company. Additionally, these awards are conditional on Messrs. Frost and Stewart abiding by the material terms and conditions of their employment agreement with Macquarie and Macquarie’s determination that there have been no risk or compliance breaches by Messrs. Frost and Stewart. Subject to the above conditions being met, payment of the deferred compensation will be made (in part or in full) in 2020 as profit share and be subject to Macquarie’s retention arrangements in place at that time.

(4)	Represents the grant date fair value of restricted share unit awards pursuant to the MEREP, computed in accordance with FASB ASC Topic 718, based on the closing price of Macquarie Group Limited shares (ASX:MQG) on the date of grant. The 2018, 2017 and 2016 MEREP awards were granted on June 21, 2018, June 22, 2017 and June 17, 2016, respectively, at a closing price of Macquarie Group Limited shares of AUD $122.73, AUD $90.20 and AUD $72.72, respectively. The 2018, 2017 and 2016 grant date values have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2018 of $0.7046 to AUD $1.00, December 31, 2017 of $0.7815 to AUD $1.00, and December 31, 2016 of $0.7230 to AUD $1.00. See “Grants of Plan Based Awards in Fiscal Year 2018.”

For Mr. Frost, $50,283 of his profit share was retained and invested in Macquarie restricted share units through the MEREP for 2018. This equated to 586 restricted share units for 2018 with a grant date fair value of $50,675.

For Mr. Stewart, $72,779, $118,386 and $158,123 of his profit share was retained and invested in Macquarie restricted share units through the MEREP for 2018, 2017 and 2016, respectively. This equated to 848, 1,772 and 3,021 restricted share units for 2018, 2017 and 2016, respectively, with a grant date fair value of $73,331, $124,911 and $158,834, respectively. Additionally, on July 1, 2016, Mr. Stewart was granted 698 restricted share units for his promotion to Division Director with a grant date fair value of $36,698.

These amounts represent profit share earned during Macquarie’s fiscal years ended March 31, 2018, 2017 and 2016 and therefore reflect performance metrics and incentives through those dates and do not reflect subsequent performance. For further discussions on retained profit share and MEREP awards, see “Grants of Macquarie Restricted Share Units” below.

(5)	All other compensation represents dividends and distributions paid on the MEREP awards and the total value of employer-provided 401(k) contributions for the years ended December 31, 2018, 2017 and 2016. For 2018, Mr. Frost received ordinary dividends on Macquarie restricted shares through the MEREP of $888. For 2018, 2017 and 2016, Mr. Stewart received ordinary dividends on Macquarie restricted share units through the MEREP of $24,666, $21,028 and $11,437, respectively.

Mr. Frost did not participate in the employer-provided 401(k) during 2018. Employer-provided 401(k) contributions for Mr. Stewart were $11,000, $10,800 and $10,600 for 2018, 2017 and 2016, respectively.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2018

The following table presents information on plan-based awards granted in fiscal year 2018 to Messrs. Frost and Stewart in the Summary Compensation Table.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock(1) Awards ($)
Christopher Frost	June 21, 2018	May 4, 2018	586	50,675
Liam Stewart	June 21, 2018	May 4, 2018	848	73,331

(1)	Amounts reflect 2018 profit share retained and granted in 2018 as MEREP awards in the form of restricted share units (converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2018 of $0.7046 to AUD $1.00).

32	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

GRANTS OF MACQUARIE RESTRICTED SHARE UNITS

As discussed above, for fiscal years 2018, 2017 and 2016, amounts shown in the Summary Compensation Table include a portion of profit share that was retained and was subsequently delivered in the form of Macquarie restricted share units through the MEREP. Restricted share units representing the 2018, 2017 and 2016 retained profit share were granted on June 21, 2018, June 22, 2017 and June 17, 2016, respectively, for Messrs. Frost and Stewart at a closing price per Macquarie share of $122.73, AUD $90.20 and AUD $72.72, respectively. Upon vesting (as described below), the holding restriction will be removed and the employee will be able to withdraw these share units.

For Mr. Frost, $50,283 was retained in 2018 and converted into Macquarie restricted share units through the MEREP. For 2018, this equated to 586 restricted share units awarded under the MEREP calculated using the average purchase price of MEREP awards purchased over the period from May 14, 2018 up to and including June 21, 2018 of AUD $113.76. These restricted share units vest, in accordance with the Executive Director vesting schedule, in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of each year from 2021 to 2023.

For Mr. Stewart, $72,779, $118,386 and $158,123 was retained in 2018, 2017 and 2016, respectively, and converted into Macquarie restricted share units through the MEREP. For 2018, this equated to 848 restricted share units awarded under the MEREP calculated using the average purchase price of MEREP awards purchased over the period from May 14, 2018 up to and including June 21, 2018 of AUD $113.76. These restricted share units vest, in accordance with the division director vesting schedule, in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of each year from 2020 to 2022. For 2017, this equated to 1,772 restricted share units awarded under the MEREP calculated using the average purchase price of MEREP awards purchased over the period from May 16, 2017 up to and including June 22, 2017 of AUD $89.25. These restricted share units vest in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of each year from 2019 to 2021. For 2016, this equated to 3,021 restricted share units awarded under the MEREP calculated using the average purchase price of MEREP awards purchased over the period from May 17, 2016 up to and including June 17, 2016 of AUD $71.55. These restricted share units vest in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of each year from 2018 to 2020.

RETAINED CASH PORTION OF PROFIT SHARE

See “Nonqualified Deferred Compensation in Fiscal Year 2018” below for further information regarding the retained cash portion of the profit share for Messrs. Frost and Stewart as of December 31, 2018.

EMPLOYMENT AGREEMENTS

Employment Agreement with Christopher Frost. On October 3, 2017, Mr. Frost executed his current employment agreement with Macquarie Corporate Holdings Limited. Under the employment agreement he holds the position of Executive Director. Mr. Frost was assigned to Macquarie Holdings (USA) Inc. and seconded to Macquarie Infrastructure Corporation as chief executive officer from January 1, 2018. Mr. Frost’s annual base salary was $400,000 in 2018. Under Mr. Frost’s employment agreements, he is eligible to participate in Macquarie’s profit share arrangements, Macquarie’s pension arrangements, and health insurance coverage, and will be eligible for five-weeks of vacation and sick time as provided to other employees at his level. In addition, Mr. Frost is eligible to be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties and in accordance with the applicable expense policy.

Employment Agreement with Liam Stewart. Mr. Stewart entered into a new employment agreement with Macquarie Holdings (USA) Inc. on May 5, 2017. Under the employment agreement he holds the position of Division Director. Mr. Stewart is currently seconded to Macquarie Infrastructure Corporation as chief financial officer. Mr. Stewart is currently seconded to Macquarie Infrastructure Corporation as chief financial officer. Mr. Stewart’s annual base salary was $300,000 in 2018. The agreement also provides that Mr. Stewart is eligible to participate in Macquarie’s profit share arrangements, Macquarie’s 401(k) plan, and health and welfare plans, and will be eligible for four-weeks of vacation and holidays, sick and personal time as provided to other employees at his level. In addition, Mr. Stewart is eligible to be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties and in accordance with Macquarie Holdings (USA) Inc.’s expense policy.

See “Potential Payments on Termination or Change in Control” for further information regarding these employment agreements.

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OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table sets forth a summary of all outstanding equity awards, consisting of Macquarie Group Limited shares, held by Messrs. Frost and Stewart as of December 31, 2018.

The number of Macquarie ordinary shares presented below reflects such adjustment with respect to outstanding shares under the MEREP.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested at December 31, 2018(2) ($)
Christopher Frost	Jun. 21 2018	586	44,861
Liam Stewart	Jul. 6 2015	549	42,029
	Jun. 17, 2016(3)	466	35,675
	Jun. 17, 2016	2,014	154,181
	Jun. 22, 2017	1,772	135,655
	Jun. 21, 2018	848	64,918

(1)	The restricted share units that relate to the profit share vest on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st on the second, third and fourth anniversaries of the date of the initial profit share allocation for Mr. Stewart and on the third, fourth and fifth anniversaries of the date of the initial profit share allocations for Mr. Frost. The restricted share units granted on June 17, 2016 relate to the 2016 profit share and vest in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of 2018, 2019 and 2020 for Mr. Stewart. The restricted share units granted on June 22, 2017 relate to the 2017 profit share and vest in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of 2019, 2020 and 2021 for Mr. Stewart. The restricted share units granted on June 21, 2018 relate to the 2018 profit share and vest in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of 2020, 2021 and 2022 for Mr. Stewart and on or after May 1st of 2021, 2022 and 2023 for Mr. Frost.

(2)	Market values of unvested restricted share units are based on a closing price of Macquarie Group Limited (ASX: MQG) of AUD $108.65 on December 31, 2018. Market values of unvested restricted share units have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2018 of $0.7046 to AUD $1.00.

(3)	Effective July 1, 2016, Mr. Stewart was promoted to Division Director and was awarded 698 Macquarie restricted share units through MEREP. These restricted share units vest in three equal installments on the ex-dividend date for the final ordinary dividend, or if there is no final ordinary dividend, the 7th trading day within a Macquarie staff trading window on or after May 1st of 2018, 2019 and 2020.

In 2018, Mr. Frost received ordinary dividends on Macquarie shares through the MEREP of AUD $2.15 (Interim Dividend) for shares held on the Record Date of November 13, 2018. This equated to $888 for Mr. Frost. Mr. Stewart received ordinary dividends on Macquarie shares through the MEREP of AUD

$3.15 (Final Dividend) for shares held on the Record Date of May 15, 2018 and AUD $2.15 (Interim Dividend) for shares held on the Record Date of November 13, 2018. This equated to $24,666 for Mr. Stewart.

STOCK VESTED IN FISCAL YEAR 2018

The following table sets forth a summary of MEREP stock awards that vested in 2018 for Messrs. Frost and Stewart.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Christopher Frost(1)	-	-
Liam Stewart(2)	1,934	150,423

(1)	No MEREP units vested that were awarded to Mr. Frost on account of his service to MIC.

(2)	On May 14, 2018, 1,787 of the MEREP awards vested at AUD $110.20. The remaining 147 MEREP awards vested on May 15, 2018 at $112.65. The value of stock vested in the above table has been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2018 of $0.7046 to AUD $1.00.

34	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2018

The following table sets forth a summary of the profit share retained in the DPS Plan and under the NI Policy for Mr. Frost and Mr. Stewart, respectively, as of December 31, 2018.

Name	Plan	Registrant Contributions in 2018(1) ($)	Aggregate Earnings in 2018(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2018(3) ($)
Christopher Frost	DPS Plan	150,851	4,729	-	143,621
Liam Stewart	NI policy	72,780	7,431	-	197,029

(1)	Consists of the portion of the amount reported in the bonus column of the Summary Compensation Table for the 2018 fiscal year that is deferred under the DPS Plan for Mr. Frost and under the NI Policy for Mr. Stewart.

(2)	With respect to both the DPS Plan and NI Policy, amount represents notional earnings (losses) from January 1, 2018 to December 31, 2018 and the foreign exchange adjustment at December 31, 2018. The amounts have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2018 of $0.7046 to AUD $1.00.

(3)	With respect to both the DPS Plan and NI Policy, the amount has been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2018 of $0.7046 to AUD $1.00.

The compensation reported in the nonqualified deferred compensation table was deferred by Mr. Frost pursuant to Macquarie’s profit share arrangements. Under the DPS Plan, the value of the retained profit share for the period from the preceding July 1st to June 30th is determined based on total shareholder returns of the notional portfolio of Macquarie-managed funds selected by Macquarie assuming reinvestment of distributions and, therefore, takes into account both capital appreciation and distributions to shareholders. Notional earnings (losses) for the July 1st to June 30th period are measured quarterly. The participant has no input into decisions regarding the notional portfolio selected. Any increases in value of the notional portfolio may be paid out in August each year at the discretion of Macquarie’s Executive Committee, or the BRC. If the notional investment of the amount retained under the DPS Plan results in a notional loss, Macquarie will not make any payment or compensation in respect of the loss. This notional loss will be offset against notional income in the first instance and then against any future notional income until the loss is completely offset. Any notional loss may also be deducted from amounts retained under the DPS Plan at the discretion of the Macquarie Executive Committee or the BRC.

Profit share retained under the DPS Plan vests and is paid out in three equal installments: three, four and five years from the retention date.

The compensation reported in the nonqualified deferred compensation table was deferred by Mr. Stewart pursuant to Macquarie’s profit share arrangements. Under the NI Policy, the value of the retained profit share for the period from the preceding July 1st to June 30th is determined based on total shareholder returns of the notional portfolio of Macquarie-managed funds selected by Macquarie assuming reinvestment of distributions and, therefore, takes into account both capital appreciation and distributions to shareholders. Notional earnings (losses) for the July 1st to June 30th period are measured quarterly. The participant has no input into decisions regarding the notional portfolio selected. Any increases in value of the notional portfolio may be paid out in August each year at the discretion of Macquarie. If the notional investment of the amount retained under the NI Policy results in a notional loss, the amount will be offset against payments of vested amounts. Profit share retained under the NI Policy vests and is paid out in three equal installments: two, three and four years from the retention date.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

For Messrs. Frost and Stewart, there are no contracts, agreements, plans or arrangements that provide for payments upon a change of control of our Company.

Termination Provisions Under Employment Agreements

Under the terms of Mr. Frost’s employment agreement with Macquarie Corporate Holdings Limited, executed on October 3, 2017, Mr. Frost will provide Macquarie with twelve weeks’ notice if he voluntarily resigns. Macquarie will provide Mr. Frost twelve weeks’ notice of any termination (although the employer may make a payment to him in lieu of such notice), subject to certain exclusions including misconduct, dishonesty, harm to reputation of the employer or Macquarie, inappropriate workplace behavior, inability to comply with conditions of employment and/or any other reason justifying termination without notice. The period between such notice and termination of employment is referred to as the “notice period.” During the notice period, Mr. Frost will be entitled to continue to receive his salary and health benefits. Upon termination, Mr. Frost will be entitled to payment of any accrued but unpaid vacation time. During the notice period, Macquarie has the discretion to direct Mr. Frost not to do any work or contact any customers or clients for a period up to the date of his termination or resignation. During this notice period, Mr. Frost will continue to be employed by Macquarie and must not engage or prepare to engage in any business activity that is the same or similar to the business he was undertaking with

Proposal 3 Approval, On An Advisory Basis, Of Executive Compensation	35

his employer. Mr. Frost may also be entitled to severance under Macquarie’s severance plan discussed below.

Under the terms of Mr. Stewart’s employment agreement with Macquarie Holdings (USA) Inc., dated May 5, 2017, Mr. Stewart will provide Macquarie with four weeks’ notice if he voluntarily resigns and Macquarie will provide Mr. Stewart four weeks’ notice of any termination for any reason other than for “cause”, as defined in the agreement. The period between such notice and termination of employment is referred to as the “notice period”. During the notice period, Mr. Stewart will be entitled to continue to receive his salary and health benefits. Upon termination, Mr. Stewart will be entitled to payment of any accrued but unpaid vacation time. Macquarie may, in its discretion, alter Mr. Stewart’s duties or place him on paid leave of absence during the notice period. In addition, Mr. Stewart may not engage in any other business activity during his employment or the notice period. Mr. Stewart may also be entitled to severance under Macquarie’s severance plan discussed below.

The employment agreements provide that both Messrs. Frost and Stewart are subject to a confidentiality restrictive covenant for an unlimited duration. The employment agreements also provide that Messrs. Frost and Stewart are subject to a non-solicitation restrictive covenant of employees and clients during their employment and for a six-month period thereafter. In addition, the employment agreements provide that Messrs. Frost and Stewart are subject to a non-competition restrictive covenant during their employment and for a three-month period thereafter should Macquarie elect to enforce such period. In the event that Macquarie elects to enforce the three-month non-compete period post-termination against Mr. Frost, Macquarie would pay an amount equal to the base salary, less any applicable deductions, he would have received had he been employed during such period. In the event that Macquarie elects to enforce the three-month non-compete period post termination against Mr. Stewart, Macquarie would pay an amount equal to the base salary and the value of medical benefits elected at the time of notice that he would have received, less any applicable deductions, he would have received had he been employed during such period.

Macquarie’s Severance Plan

Under Macquarie’s severance plan applicable to Messrs. Frost and Stewart, if an employee is terminated by Macquarie for reasons other than for cause, retirement and voluntary resignation, including job abandonment, death or disability (as defined in the plan), the employee would be entitled to severance payments equal to four weeks’ base salary for the first year of employment plus three weeks’ base salary for each year thereafter, and pro rata payments for each complete month within any portion of a year.

Profit Share Arrangement

The DPS Plan, the NI Policy and the MEREP rules give Macquarie the discretion to fully vest retention on termination. The BRC or the Executive Committee under delegation from the Board may consider exercising this discretion where, for example, a staff member’s employment ends on the grounds of redundancy, disability, serious ill-health or in other limited exceptional circumstances, such as the business efficacy reasons. In all other cases, retention is forfeited on leaving Macquarie.

Payments Upon Resignation or Termination

If, as of December 31, 2018, Messrs. Frost and Stewart’s employment had been terminated without cause, they would have been entitled to a severance payment of $430,769 and $99,519, respectively, under the Macquarie severance plan described above, in addition to accrued and unpaid vacation time, including any applicable long service leave benefit for Mr. Frost. They may also have received unvested retained profit share amounts, subject to the discretion of Macquarie. Messrs. Frost and Stewart would not be entitled to any severance in the event of death or serious incapacitation, subject to discretions being exercised in relation to their retained profit share amounts. No amounts would have been payable in the event of their resignation or termination for cause.

36	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

PAY RATIO DISCLOSURE

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd – Frank Act”), the Securities and Exchange Commission (“SEC”) adopted a rule requiring annual disclosure of the ratio of the chief executive officer’s (“CEO”) “Annual Total Compensation” (as calculated using the Summary Compensation Table requirements) to the median employee’s Annual Total Compensation. The purpose of the required disclosure is to provide a measure of the equitability of pay within the organization.

Median Employee Total Annual Compensation ($)	48,641
Mr. Frost (CEO) Total Annual Compensation ($)	1,151,280
Ratio of CEO to Median Employee Compensation	23.7:1.0

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described herein. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To determine the median employee, a listing was prepared of all full and part-time employees as of December 31, 2018. Employees that were terminated were excluded from the list and wages and salaries were annualized for those employees that were not employed for the full year of 2018. Once the Annual Total Compensation of all employees was determined and listed, the median employee was identified. The median employee is employed at one of the operating businesses of MIC and was not eligible to participate in a deferred compensation plan for the fiscal year ended December 31, 2018. Employees at the operating businesses were not offered any stock compensation for the fiscal year ended December 31, 2018. Mr. Frost has an employment agreement with Macquarie Corporate Holdings Limited and was offered a cash bonus, a stock bonus MEREP award, a DPS Plan award and a deferred profit share allocation. Mr. Frost also received dividends on the MEREP shares that he earned in the current year. As of December 31, 2018 the Company employed approximately 3,300 persons of which approximately 20% of these were subject to collective bargaining agreements.

This information with respect to the pay ratio is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

PROPOSAL 4
Approval of Amendment No. 1 to the Macquarie Infrastructure Corporation 2016 Omnibus Employee Incentive Plan
Recommendation: Vote FOR the approval of the Amendment

38	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

GENERAL

Our shareholders are being asked to approve Amendment No. 1 (the “2019 Amendment”) to the Macquarie Infrastructure Corporation 2016 Omnibus Employee Incentive Plan (the “2016 Omnibus Plan”). Our Board adopted the 2016 Omnibus Plan on March 31, 2016 and our shareholders approved the 2016 Omnibus Plan on May 18, 2016. On March 28, 2019, upon the recommendation of our Compensation Committee, our Board adopted the 2019 Amendment, subject to its approval by our shareholders at the Annual Meeting. The 2016 Omnibus Plan is the only equity incentive plan for the employees of the Company.

If the 2019 Amendment is approved by our shareholders, it will become effective on May 15, 2019. If our shareholders do not approve the 2019 Amendment, the 2016 Omnibus Plan will continue to remain in effect in its current form. However, there may be insufficient shares available under the 2016 Omnibus Plan to make annual equity awards to employees of our operating businesses and to provide grants to new hires in the coming years. In this event, the Compensation Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate key employees of our operating businesses.

OVERVIEW OF THE 2019 AMENDMENT

The 2019 Amendment amends the 2016 Omnibus Plan in the following four respects:

Increase in Share Reserve

The 2019 Amendment increases the number of shares of our common stock available for grant under the 2016 Omnibus Plan from 500,000 to 1,500,000 (the “Amended Share Reserve”). Prior to 2019, the Company did not grant any awards under the 2016 Omnibus Plan. In 2019, the Compensation Committee granted performance-based restricted stock units (“performance share units”) to certain key employees of our operating businesses with a target value of 106,020 shares of our common stock, and a maximum value of up to 197,008 shares if the highest performance level is achieved. Following the grant of these awards, as of March 31, 2019, the 2016 Omnibus Plan only has 302,992 available for future grants.

We believe that the increase in the share reserve is necessary in order to allow us to continue to use equity awards, including performance-based awards, as an effective means to promote the future growth and success of the Company. Equity-based incentive compensation aligns the interests of award recipients with our shareholders and enables the Company to attract, incentivize and retain key employees of our operating businesses.

Minimum Vesting Requirement to Apply to All Awards

The 2019 Amendment provides that all equity awards granted under the 2016 Omnibus Plan will not vest earlier than the first anniversary of the date of grant other than for (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction, (ii) shares delivered in lieu of fully vested cash awards and (iii) any additional awards the Compensation Committee may grant, up to a maximum of five percent (5%) of the available share reserve; provided that the foregoing minimum vesting requirement does not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control.

The 2016 Omnibus Plan currently provides a one-year minimum vesting requirement only for options and stock appreciation rights, and not for other equity awards. We believe this amended minimum vesting requirement is a governance best practice and will enhance the retention value of awards to be granted under the 2016 Omnibus Plan, as amended.

No Payment of Dividends and Dividend Equivalent Rights on Unvested Awards

The 2019 Amendment provides that dividends or dividend equivalent rights with respect to any award will remain subject to all vesting requirements to the same extent as the underlying award and shall only be paid, if at all, if such vesting requirements are satisfied.

The 2016 Omnibus Plan currently provides that dividends or dividend equivalent rights with respect to any award subject to satisfaction of performance vesting goals are not be payable prior to satisfaction of such performance vesting goals but has no provision requiring satisfaction of service-vesting requirements. We believe this amended vesting requirement with respect to dividends and dividend equivalent rights is a governance best practice and will enhance the retention and incentive value of awards to be granted under the 2016 Omnibus Plan, as amended.

Incentive Stock Option Maximum

The 2019 Amendment provides that shares subject to incentive stock options will not exceed 1,500,000 shares of our common stock.

Proposal 4 The Approval Of Amendment No. 1 To Our 2016 Omnibus Employee Incentive Plan	39

OVERHANG AND SHARE USAGE

The Company has two equity compensation plans under which equity-based awards are currently outstanding: the 2016 Omnibus Plan and the 2014 Independent Directors’ Equity Plan. The following table sets forth certain information as of March 31, 2019, unless otherwise noted, with respect to these plans:

Total Stock-Settled Full-Value Awards Outstanding under the 2016 Omnibus Plan (197,008, assuming maximum earnout value) + Awards Outstanding under the 2014 Independent Directors’ Equity Plan (23,646) (There are no options or stock appreciation rights outstanding).	220,654
Shares Available for Grant under the 2016 Omnibus Plan (302,992) + Shares Available for Grant under the 2014 Independent Directors’ Equity Plan (248,664)	551,656
Proposed Additional Increase to Share Reserve under the 2016 Omnibus Plan, subject to shareholder approval	1,000,000
Shares of common stock outstanding as of the record date (March 22, 2019)	85,982,332

The following table sets forth information regarding the share usage for each of the last three fiscal years and through March 31, 2019 for the 2019 fiscal year. The share usage has been calculated as the quotient of (i) the number of awards granted in each year, divided by (ii) the number of shares of common stock outstanding at the end of such period.

		Year Ended December, 31
Share Usage Data	Period Ended March 31, 2019	2018	2017	2016
Stock Options/Stock Appreciation Rights (SARs) Granted	–	–	–	–
Stock-Settled Time-Vested Restricted Shares/Units Granted	–	19,320	9,435	10,755
Performance-Based Shares/Units Granted	197,008	–	–	–
Shares of common stock outstanding at period end	85,982,332	85,800,303	84,733,957	82,047,526
Share Usage	0.2%	0.0%	0.0%	0.0%

DILUTION AND EXPECTED DURATION

We carefully monitor the rate at which we use the shares authorized for grant under our equity compensation program and the program’s impact on shareholder dilution, and our expected future usage was taken into account when we determined the incremental number of shares to be reserved for grant under the 2019 Amendment. If Proposal 4 is approved by our shareholders, we expect the amended share reserve of approximately 1,500,000 shares to last for approximately four years, based upon our 2019 grant size and our expected future share usage. However, expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity; the rate at which shares are returned to the 2016 Omnibus Plan’s reserve upon the awards’ expiration, forfeiture or cash settlement; the future performance of our stock price; the consequences of acquiring or disposing of businesses; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations. The potential dilution to our shareholders resulting from the 2016 Omnibus Plan, as amended by the 2019 Amendment, is approximately 1.7%,1 which we consider reasonable and necessary to realize the intended purposes of the 2016 Omnibus Plan, as amended, and our compensation program and philosophy.

Our Board has determined that it is advisable and in the best interests of the Company and the shareholders to adopt and approve the 2019 Amendment.

40	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

GOVERNANCE FEATURES OF THE 2016 OMNIBUS PLAN, AS AMENDED

If the 2019 Amendment is approved by our shareholders, the 2016 Omnibus Plan, as amended, will include a number of governance best practices, including:

✓	No liberal share recycling of shares tendered or withheld to satisfy the exercise price or tax obligation with respect to any award.
✓	Minimum vesting period of one year from the date of grant for all awards granted under the 2016 Omnibus Plan, except under certain limited circumstances and with permitted exceptions up to 5% of the share reserve.
✓	All dividends or dividend equivalent rights with respect to any award will remain subject to vesting requirements to the same extent as the underlying award.
✓	Minimum 100% fair market value exercise price as of the date of grant for options and stock appreciation rights, except for substitute awards granted through the assumption or substitution of awards from an acquired or merged company.
✓	No “liberal” change in control definition.
✓	No repricing of options or stock appreciation rights and no cash buyout of underwater options or stock appreciation rights without shareholder approval, except for adjustments with respect to a change in control or an equitable adjustment in connection with certain corporate transactions.
✓	No excise tax gross-ups.
(1)	In this context, dilution is calculated as the sum of the shares subject to outstanding awards plus shares available for future awards under the 2016 Omnibus Plan plus the incremental share request under the 2019 Amendment (collectively, the “numerator”) divided by the sum of the numerator and common shares outstanding, with all data as of March 31, 2019.

The following summary of the material terms of the 2016 Omnibus Plan, as proposed to be amended by the 2019 Amendment, is qualified in its entirety by reference to the complete text of the 2016 Omnibus Plan and the 2019 Amendment, both of which are attached hereto as Appendix A.

SUMMARY OF THE 2016 OMNIBUS PLAN, AS AMENDED BY THE 2019 AMENDMENT

OVERVIEW

The purpose of the Plan is to attract, retain and motivate employees (including prospective employees), consultants and others who may perform services for the Company or its subsidiaries, to compensate them for their contributions to our long-term growth and profits and to encourage them to acquire a proprietary interest in the success of the Company.

ADMINISTRATION

Our Compensation Committee administers the 2016 Omnibus Plan. Among other things, the Compensation Committee determines the persons who will receive awards under the 2016 Omnibus Plan, the time when awards will be granted, the terms of the awards and the number of shares of our common stock subject to the awards. The Compensation Committee may allocate among its members and/or delegate to any person who is not a member of the Compensation Committee or to any administrative group within the Company, any of its powers, responsibilities and duties. Our Board, in its sole discretion, also may grant awards or administer the 2016 Omnibus Plan.

ELIGIBILITY

Awards may be made to employees and prospective employees of the Company or any of its subsidiaries and any individual or any entity that is permitted to be issued securities under a registration statement on Form S-8 that provides bona fide consulting or advisory services to the Company or any of its subsidiaries pursuant to a written agreement. Awards may not be made to (i) an individual seconded from our Manager that performs services for the Company or any of its subsidiaries, (ii) any member of our Board, or (iii) our Manager or its affiliates.

COMMON STOCK AVAILABLE FOR AWARDS UNDER THE 2016 OMNIBUS PLAN

Subject to adjustment as described below, the total number of shares of our common stock that may be subject to awards granted under the existing 2016 Omnibus Plan is five hundred thousand (500,000) shares, of which 197,008 shares have been allocated and reserved for issuance as of March 31, 2019. If our shareholders approve the 2019 Amendment, the number of shares that may be subject to awards granted under the 2016 Omnibus Plan will be one million, five hundred thousand (1,500,000). Shares of our common stock issued in connection with awards that are assumed, converted or substituted as a

Proposal 4 The Approval Of Amendment No. 1 To Our 2016 Omnibus Employee Incentive Plan	41

result of the Company’s acquisition of another company will not count against the number of shares that may be granted under the 2016 Omnibus Plan. Shares of our common stock underlying the awards will be available for reissuance under the 2016 Omnibus Plan in the event that an award is forfeited, expires, terminates or otherwise lapses without delivery of our common stock. The share reserve shall not be reduced to the extent that a distribution pursuant to an award is made in cash.

Shares of our common stock underlying the awards will not become available for reissuance under the Plan if the shares are withheld by the Company to pay taxes, are withheld by or tendered to the Company to pay the exercise price of stock options, are repurchased from an optionee by the Company with proceeds from the exercise of stock options or are shares underlying stock appreciation rights that are not issued upon exercise due to net settlement of stock appreciation rights.

The Compensation Committee will adjust the terms of any outstanding award, the number of shares of our common stock issuable under the 2016 Omnibus Plan and the limit on the number of shares subject to awards in any one fiscal year, in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, or otherwise as it deems appropriate, for any increase or decrease in the number of issued shares of our common stock (or issuance of share of stock other than shares of our common stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of our common stock, merger, consolidation, rights offering, separation, reorganization, liquidation, or any other change in the corporate structure or shares of our common stock, including any extraordinary dividend or extraordinary distribution.

MINIMUM VESTING REQUIREMENTS

Under the existing 2016 Omnibus Plan, grantees who are granted stock options and stock appreciation rights, will be required to continue to provide services to the Company (or a Subsidiary) for not less than one year following the date of grant in order for any such stock options and stock appreciation rights to fully or partially vest or be exercisable (other than in case of death, disability or a Change in Control). Notwithstanding the foregoing, up to five (5) percent of the available Shares authorized for issuance under the 2016 Omnibus Plan may provide for vesting of stock options and stock appreciation rights, partially or in full, in less than one year. If our shareholders approve the 2019 Amendment, the foregoing minimum vesting requirements will apply to all awards granted under the 2016 Omnibus Plan (other than for (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction, (ii) shares delivered in lieu of fully vested cash awards and (iii) any additional awards the Compensation Committee may grant, up to a maximum of five percent (5%) of the available share reserve); provided that the minimum vesting requirement will not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control.

MAXIMUM AWARDS

Shares issued under the 2016 Omnibus Plan may be authorized but unissued shares of our common stock or authorized and previously issued shares of our common stock reacquired by the Company. No individual will receive awards of stock options or stock appreciation rights covering, in either case, more than 50,000 shares (subject to adjustment as described below) in any one fiscal year. The maximum number of shares of common stock to which restricted stock, restricted stock units, dividend equivalent rights and other types of stock-based or stock-related awards, that are, in each case, subject to the achievement of the performance goals described in the 2016 Omnibus Plan, that may be granted in the aggregate under the 2016 Omnibus Plan to any one individual may not exceed 50,000 shares (subject to adjustment as described below) in any one fiscal year. The maximum dollar limit for cash-based awards that may be granted under the 2016 Omnibus Plan to any one individual in any one fiscal year may not exceed $2,000,000.

The market value of our common stock on the record date (based upon the closing price on the NYSE) was $39.75 per share.

TYPES OF AWARDS

The 2016 Omnibus Plan provides for grants of stock options (both stock options intended to be “incentive stock options” under Section 422 of the Code and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards and other stock-based or stock-related awards (including performance awards) pursuant to which our common stock, cash or other property may be delivered. Each award will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Stock Options. A stock option entitles the recipient to purchase shares of our common stock at a fixed exercise price. The exercise price per share will be determined by the Compensation Committee but will not be less than 100% of the fair market value of our common stock on the date of grant. Fair market value will generally be the closing price of our common stock on the NYSE on the date of grant. Stock options generally must

42	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

be exercised within 10 years from the date of grant. Except in connection with an equitable adjustment or a change in control, the Compensation Committee shall not without the approval of our shareholders lower the exercise price of an option after it is granted, cancel an underwater option in exchange for cash or another award, or take any other action that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the our shares of common stock are listed. If our shareholders approve the 2019 Amendment, shares subject to incentive stock options will not exceed 1,500,000 shares of our common stock.

Stock Appreciation Rights. A stock appreciation right entitles the recipient to receive shares of our common stock, cash or other property equal in value to the appreciation of the our common stock over the stated exercise price. The exercise price per share will be determined by the Compensation Committee but will not be less than 100% of the fair market value of our common stock on the date of grant. Fair market value will generally be the closing price of our common stock on the NYSE on the date of grant. Stock appreciation rights must be exercised within 10 years from the date of grant. Except in connection with an equitable adjustment or a change in control, the Compensation Committee shall not without the approval of our shareholders lower the exercise price of an stock appreciation right after it is granted, cancel an underwater stock appreciation right in exchange for cash or another award, or take any other action that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the our shares of common stock are listed.

Restricted Stock. Restricted stock consists of shares of our common stock that are registered in the recipient’s name, but that are subject to transfer and/or forfeiture restrictions for a period of time. The Compensation Committee may grant or offer for sale shares of restricted stock in such amounts, and subject to such terms and conditions, as the Compensation Committee may determine. The terms and conditions set forth by the Compensation Committee in the applicable award agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the grantee or the achievement of performance goals. Subject to such limits as the Compensation Committee may determine from time to time, the recipient will have the same voting and dividend rights as our other shareholders; provided that in no event will dividends with respect to any restricted stock award subject to satisfaction of performance goals be payable prior to satisfaction of such performance goals. If our shareholders approve Proposal 4, dividends will be subject to all vesting requirements to the same extent as the underlying award and shall only be paid, if at all, if such vesting requirements are satisfied.

Restricted Stock Units. A restricted stock unit is an unfunded, unsecured right to receive a share of our common stock, cash or other property at a future date. The Compensation Committee may grant restricted stock units in such amounts, and subject to such terms and conditions, as the Compensation Committee may determine. The terms and conditions set forth by the Compensation Committee in the applicable award agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the grantee or the achievement of performance goals. The recipient will have only the rights of a general unsecured creditor of the Company and no rights as a shareholder of the Company until our common stock underlying the restricted stock units, if any, is delivered.

Cash-Based Awards. The Compensation Committee may grant cash-based awards based upon the achievement of one or more performance goals in such amounts and subject to such terms and conditions as the Committee may determine.

Other Stock-Based Awards. The Compensation Committee may grant other types of stock-based or stock-related awards, including the grant of unrestricted shares of our common stock in such amounts, and subject to such terms and conditions, as the Compensation Committee may determine. The terms and conditions set forth by the Compensation Committee in the applicable award agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the grantee or the achievement of performance goals.

Dividend Equivalent Rights. The Compensation Committee may, in its discretion, include in the award agreement a dividend equivalent right entitling the recipient to receive an amount equal to all or any portion of the regular cash dividends that would be paid on the shares of our common stock covered by such award as if such shares had been delivered. Dividend equivalent rights may be payable in cash, shares of our common stock or other property as determined by the Compensation Committee. In no event will dividend equivalent rights with respect to any award subject to satisfaction of performance goals be payable prior to satisfaction of such performance goals. If our shareholders approve the 2019 Amendment, dividends and dividend equivalent rights will be subject to all vesting requirements to the same extent as the underlying award and shall only be paid, if at all, if such vesting requirements are satisfied.

Proposal 4 The Approval Of Amendment No. 1 To Our 2016 Omnibus Employee Incentive Plan	43

PERFORMANCE GOALS

Performance goals applicable to an award may provide for a targeted level or levels of achievement using certain Company or individual performance measures as determined by the Compensation Committee. The performance goals may differ from grantee to grantee and from award to award. Any criteria used may be measured in absolute terms or relative to comparative companies. Such performance goals may include, but are not limited to: earnings; earnings per share; earnings before or after deduction for all or any portion of interest, taxes, depreciation and amortization; revenue; profits; profit growth; profit-related return ratios; return on capital, assets, equity, or investment; cost management; dividend payout ratios; market share; economic value added; cash flow; free cash flow; operating cash flow; stock price; total shareholder return; book value per share; net interest margin; working capital; expense targets; operating efficiency; asset quality; enterprise value; employee retention; asset growth; dividend yield; or other measures of performance that include one or more variations of the foregoing that are selected by the Compensation Committee. Any performance goals that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (GAAP), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. The Compensation Committee shall have the authority to make adjustments to the performance goals in recognition of unusual or non-recurring events affecting our financial statements, or in response to changes in applicable laws, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Compensation Committee may make adjustments to the performance goals for the following non-exhaustive reasons: restructurings, discontinued operations, asset write-downs, significant litigation or claim judgments or settlements, acquisitions, divestitures, a reorganization or change in our corporate structure, foreign exchange gains and losses, a change in the fiscal years, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses and impairments. The performance goals may be applied either individually, alternatively or in any combination to the Company or a subsidiary, on a consolidated or individual company basis, or on a division, entity, line of business, project or geographical basis, either individually, alternatively or in any combination, as determined by the Compensation Committee, in its discretion.

CHANGE IN CONTROL

Unless otherwise determined by the Compensation Committee (or unless otherwise provided in the applicable award agreement or in an employment agreement), if a grantee’s employment is terminated by the Company or any successor entity thereto without “cause,” (as defined in the 2016 Omnibus Plan), within two years after a “change in control,” as defined in the 2016 Omnibus Plan, each award granted to such grantee prior to such change in control shall become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of employment, and any shares of common stock deliverable pursuant to restricted stock units shall be delivered promptly (but no later than 15 days) following such grantee’s termination of employment, provided that, all performance-based awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control), and any limitations or other restrictions shall lapse and such performance-based awards shall be immediately settled or distributed or (y) converted into restricted stock or restricted stock unit awards based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the change in control).

Notwithstanding anything in the previous paragraph to the contrary, in the event of a change in control, the Compensation Committee may cancel awards for in-the-money spread value for stock options and stock appreciation rights and for fair value for other awards (as determined in the sole discretion of the Compensation Committee), provide for the issuance of substitute awards or provide that for a period of at least 20 days prior to the change in control, stock options or stock appreciation rights will be exercisable as to all shares of common stock subject thereto and that any stock options or stock appreciation rights not exercised prior to the consummation of the change in control will terminate and be of no further force or effect as of the consummation of the change in control.

U.S. FEDERAL INCOME TAX IMPLICATIONS OF AWARDS

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, cash-based awards and dividend equivalent rights. This summary is not intended to (and does not) constitute tax advice to recipients of awards and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Recipients are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of awards under the 2016 Omnibus Plan, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

44	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

Stock Options and Stock Appreciation Rights. The grant of a stock option or stock appreciation right will create no tax consequences for the recipient or the Company at the grant date. A recipient will generally not recognize taxable income upon exercising an incentive stock option except that the alternative minimum tax may apply (depending on the recipient’s individual circumstances). Upon exercising a stock option (other than an incentive stock option) or stock appreciation right, the recipient will recognize ordinary income equal to the excess of the fair market value of the freely transferable and nonforfeitable common stock (and/or cash or other property) acquired on the date of exercise over the exercise price, and will be subject to FICA (Social Security and Medicare) taxation in respect of such amounts.

If a recipient holds the common stock acquired under the incentive stock option for at least two years from the grant date and one year from the exercise date (the “Required Holding Period”), any gain or loss realized by the recipient upon the subsequent disposition of such common stock will be taxed as long-term capital gain or loss, and such amounts will not be subject to FICA taxation. Upon a disposition of common stock acquired upon exercise of an incentive stock option before the end of the Required Holding Period, the recipient generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the common stock at the date of exercise of the incentive stock option over the exercise price, or (ii) the amount realized upon the disposition of the incentive stock option common stock over the exercise price. Otherwise, a recipient’s disposition of common stock acquired upon the exercise of a stock option (including an incentive stock option for which the Required Holding Period is met) or stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such common stock (the tax basis in stock option common stock generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the stock option, although special rules may apply if the exercise price is paid in previously acquired common stock).

Restricted Stock. Generally, the recipient of an award of restricted stock will not recognize ordinary income or be subject to FICA taxation at grant unless the award is vested at grant. Instead, the recipient generally will recognize ordinary income when the restricted stock becomes vested, equal to the excess, if any, of the fair market value of the common stock on the date it becomes vested over any amount paid by the recipient in exchange for the common stock (and such excess will be subject to FICA taxation). A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the award, to recognize ordinary income, as of the grant date, equal to the excess, if any, of the fair market value of the common stock on the grant date over any amount paid by the recipient in exchange for the common stock. The recipient’s basis for determining gain or loss upon the subsequent disposition of common stock acquired pursuant to the award will be the amount paid for the common stock plus any ordinary income recognized either when the common stock is received or when the common stock becomes vested. Upon the disposition of any common stock received pursuant to the award, the difference between the sales price and the recipient’s basis in the common stock will be treated as a capital gain or loss and generally will be characterized as long- or short-term depending on the period the recipient held such common stock after the vesting date.

Restricted Stock Units. A recipient of a restricted stock unit (whether time-vested or subject to achievement of performance goals) will not recognize ordinary income or be subject to FICA taxation at grant (unless the restricted stock unit is vested at grant, in which case FICA taxation applies at grant). Instead, a recipient will be subject to FICA taxation at the time any portion of such award vests and will be subject to income tax at ordinary rates on the fair market value of the common stock or the amount of cash received on the date of delivery in settlement of the restricted stock unit. The recipient’s tax basis for purposes of determining any subsequent gain or loss from the sale of the common stock will be equal to the fair market value of the common stock (if any) received on the delivery date, and the recipient’s holding period (for capital gain purposes) with respect such common stock will begin at the delivery date. Gain or loss resulting from any sale of common stock delivered to a recipient will be treated as long- or short-term capital gain or loss depending on the length of the holding period.

Cash-Based Award/Dividend Equivalent Rights. A recipient of a cash-based award or dividend equivalent right will not recognize ordinary income or be subject to FICA taxation at grant. Instead, a recipient will be subject to FICA taxation at the time any portion of such award vests and generally will be subject to income tax at ordinary rates when the award is settled or paid.

Deduction. The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income with respect to awards of stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards and other stock-based or stock-related awards. The Company will not be entitled to any tax deduction with respect to an incentive stock option if the recipient holds the common stock for the Required Holding Period prior to disposition of the common stock, and is generally not entitled to a tax deduction with respect to any amount that represents a capital gain to a recipient or that represents compensation in excess of $1 million paid to “covered employees” pursuant to Section 162(m) of the Code. For this purpose, a “covered employee” means our chief executive officer, our chief financial officer and our three highest compensated employees other than the chief executive officer and the chief financial officer (based on compensation reported to our shareholders).

Proposal 4 The Approval Of Amendment No. 1 To Our 2016 Omnibus Employee Incentive Plan	45

Section 409A. The terms of the 2016 Omnibus Plan and each award are intended to be exempt from or to comply with Section 409A of the Code, which imposes specific restrictions on nonqualified deferred compensation arrangements.

TRANSFER RESTRICTIONS

No award (or any rights or obligations thereunder) granted to any person under the 2016 Omnibus Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged (including through the use of any cash-settled instrument), other than by will or by the laws of descent and distribution. All awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or by the recipient’s legal representative. The Compensation Committee may permit the transfer of an award (that is not an incentive stock option) under such terms and conditions that it deems appropriate in its sole discretion; provided, however, no award may be transferred for value.

CLAWBACK/RECOUPMENT

Awards under the 2016 Omnibus Plan may be subject to recoupment or clawback as may be required by applicable law, or the Company’s recoupment, or “clawback” policy as it may be amended from time to time.

AMENDMENT AND TERMINATION

Generally, Our Board may from time to time suspend, discontinue, revise or amend the 2016 Omnibus Plan. Unless otherwise determined by our Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency. No amendment or alteration of the repricing provisions of the 2016 Omnibus Plan will be effective without the approval of the shareholders of the Company.

Unless previously terminated by our Board, the 2016 Omnibus Plan will terminate on May 17, 2026, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.

NEW PLAN BENEFITS

As described above, the Compensation Committee, in its discretion, will select which employees, consultants or advisors receive awards and the size and types of those awards. It is, therefore, not possible to predict the awards that will be made to particular individuals or groups under the 2016 Omnibus Plan. No awards have been granted to our named executive officers under the 2016 Omnibus Plan. Our executive officers are seconded to us from our Manager and thus are not eligible for awards under the 2016 Omnibus Plan. Our directors are not eligible for awards under the 2016 Omnibus Plan. The value of director share units awarded to non-employee directors in fiscal 2018 under the 2014 Independent Directors’ Equity Plan are set forth in the Director Compensation table.

The following table provides information with respect to awards granted under the 2016 Omnibus Plan to our employees since its inception in 2016. As stated above it is not possible to determine the amounts of awards that will be granted in the future to participants under the 2016 Omnibus Plan, as amended by the 2019 Amendment. As of March 31, 2019, approximately 3,300 employees, consultants and advisors are currently eligible for grants of awards under the plan.

Group	Shares subject to Awards under the 2016 Omnibus Plan	Value of Awards(2) ($)
All executive officers as a group	–	–
All non-executive employees as a group	106,020 (All awards are in the form of Performance Share Units3)	$4,206,870
(2)	The value of the awards of performance share units is based upon the grant date fair value computed in accordance with ASC 718 for the target amount of shares issuable for such awards. The fair value of the awards payable at maximum computed in accordance with ASC 718 is $7,817,275.
(3)	The number of shares is based upon the target amount of shares issuable for such awards of performance share units. The maximum number of shares that can be issued pursuant to such awards of performance share units is 197,008.

RECOMMENDATION OF THE BOARD

Our Board recommends that you vote FOR the approval of Amendment No. 1 to the Macquarie Infrastructure Corporation 2016 Omnibus Employee Incentive Plan.

46	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock by each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares at March 31, 2019, and each of our directors and seconded executive officers and our directors and executive officers as a group as of March 31, 2019, based on 85,982,332 shares of common stock issued and outstanding. All holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of common stock. The voting rights attached to shares held by our directors, executive officers or major shareholders do not differ from those that attach to shares held by any other holder. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes shares for which the individual, directly or indirectly, has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the shares, whether or not the shares are held for the individual’s benefit.

	Amount and Nature of Beneficial Ownership (Number of Shares)
Name and Address of Beneficial Owner	Shares of Common Stock	Right to Acquire Shares Within 60 Days	Total	Percent of Shares Outstanding
5% Beneficial Owners
The Vanguard Group(1)	6,866,087	-	6,866,087	8.0%
Macquarie Infrastructure Management (USA) Inc.(2)	12,659,467	-	12,659,467	14.7%
BlackRock, Inc.(3)	4,755,421	-	4,755,421	5.5%
Directors(4)
Martin Stanley(5)	12,691,467	-	12,691,467	14.8%
Amanda Brock	-	2,208(6)	2,208	*
Norman H. Brown, Jr.	45,525	3,846(6)	49,371	*
George W. Carmany, III	42,244	3,846(6)	46,090	*
Maria Jelescu Dreyfus	-	2,208(6)	2,208	*
Ron Kirk	3,878	3,846(6)	7,724	*
H.E. (Jack) Lentz	28,118	3,846(6)	31,964	*
Ouma Sananikone	13,752	3,846(6)	17,598	*
Seconded Named Executive Officers(4)
Christopher Frost(7)	46,790	-	46,790	*
Liam Stewart(8)	4,251	-	4,251	*
All Directors and Executive Officers as a Group	12,887,356	23,646	12,911,002	15.0%

*	Less than 1%.
(1)	Based on a report on Schedule 13G filed on February 12, 2019, The Vanguard Group has shared voting power with respect to 131,250 shares, shared dispositive power with respect to 160,893 shares, sole voting power with respect to 52,525 shares and sole dispositive power with respect to 6,705,194 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(2)	Based on a report on Schedule 13D/A filed on March 4, 2019, as updated by subsequent Form 4 filed on March 20, 2019, Macquarie Infrastructure Management (USA) Inc. has shared dispositive and sole voting power with respect to 12,659,467 shares with Macquarie Group Limited. Macquarie Group Limited has shared dispositive power over an additional 63,200 shares held in various investments funds for which Macquarie Investment Management Global Limited, a subsidiary of Macquarie Group Limited, acts as investment advisor. The address of our Manager is 125 West 55th Street, New York, New York 10019.
(3)	Based on a report on Schedule 13G filed on February 11, 2019, BlackRock, Inc. has sole voting power with respect to 4,341,908 shares and sole dispositive power with respect to 4,755,421 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)	The address of each director and seconded executive is c/o Macquarie Infrastructure Corporation, 125 West 55th Street, New York, New York 10019.
(5)	Includes 12,659,467 shares held by the Manager as to which Mr. Stanley disclaims beneficial ownership. Mr. Stanley serves as Chairman of Macquarie’s Macquarie Infrastructure and Real Assets division, of which the Manager constitutes a part.
(6)	Consists of shares which the independent directors have a right, as of May 14, 2019, to acquire through the 2014 Independent Directors’ Equity Plan.
(7)	Mr. Frost also serves as a director of our Company and held 46,790 shares through Macquarie Prism Pty Ltd. (Trust).
(8)	Mr. Stewart held 3,350 shares through Jayandell Holdings 1, LLLP.

Proposal 4 The Approval Of Amendment No. 1 To Our 2016 Omnibus Employee Incentive Plan	47

OUR EXECUTIVE OFFICERS

The name and age of each of our executive officers and the position held by each of them as of March 31, 2019 are as follows.

Biographical information for Christopher Frost is included above under the caption “Proposal 1- Election of Directors.”

	Age	Serving as Officer since	Position
Christopher Frost	49	January 2018	Chief Executive Officer
Liam Stewart	41	June 2015	Chief Financial Officer
Jay Davis	60	March 2008	Vice President and Head of Investor Relations
Michael Kernan	60	January 2010	General Counsel and Secretary

Liam Stewart, 41, was appointed chief financial officer of the Company effective June 30, 2015. He joined Macquarie in April 2014 and served as asset director for the Company’s Atlantic Aviation business. In addition, he led various holding company projects including the growth of the Contracted Power business, prior to becoming chief financial officer of the Company.

From 2009 through 2013, before joining Macquarie, Mr. Stewart served as senior vice president and management partner at Global Tower Partners, then a Macquarie-affiliated private real estate investment trust owning and operating cellular communications towers in the U.S., Mexico, Costa Rica and Panama. Prior to joining Global Tower Partners, Mr. Stewart was employed by Macquarie with responsibility for listed media and telecommunications investments in North America.

Jay Davis, 60, joined the Company in May 2005 and has primary responsibility for investor relations on behalf of the Company. In addition to his investor relations responsibilities, Mr. Davis serves as a director on several of MIC’s operating companies.

Mr. Davis also advises Macquarie’s fund management business in the Americas on investor relations matters across its portfolio of funds. Collectively, these funds own and operate infrastructure businesses with an aggregate equity value of approximately $15 billion.

Prior to joining Macquarie, Mr. Davis spent 22 years with the MONY Group, a provider of insurance and investment products and services, where he last served as Senior Vice President, Investor Relations. Prior to that, he was head of Corporate Development, and held a number of sales and sales management positions during his tenure with MONY.

Michael Kernan, 60, was appointed General Counsel and Secretary of the Company effective January 22, 2010. He joined Macquarie in June 2006 as a division director and serves as in-house counsel for several externally managed investment fund vehicles where his responsibilities include overseeing fund legal and regulatory matters and advising on the execution of investment acquisitions and divestitures.

Prior to joining Macquarie in 2006, Mr. Kernan was a partner at the McGuireWoods, LLP and Jenner & Block, LLP law firms. He has over 25 years of experience as a corporate lawyer for public and private companies and fund sponsors, advising on matters including fund formation and management, M&A transactions, securities law compliance, and corporate governance.

48	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of seven independent directors, all of whom are financially literate. In addition, our Board has determined that each of Mr. Brown, an independent director and the chairman of the Audit Committee, and Mr. Carmany, an independent director, qualify as Audit Committee financial experts as defined by the SEC. The Audit Committee operates under a written charter, which reflects NYSE listing standards and Sarbanes-Oxley Act requirements regarding Audit Committees. A copy of the charter is available on the Company’s website at www.macquarie.com/mic under “About MIC / Governance.”

The Audit Committee’s primary role is to assist our Board in fulfilling its responsibility for oversight of (1) the quality and integrity of the consolidated financial statements and related disclosures, (2) compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications, independence and performance and (4) the performance of our internal audit and control functions.

Management is responsible for the preparation of the financial statements, the financial reporting process and the system of internal controls. The independent auditors are responsible for performing an audit of the financial statements in accordance with auditing standards generally accepted in the United States and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles. The Audit Committee monitors and oversees these processes.

The Audit Committee has adopted a policy designed to ensure proper oversight of our independent auditor. Under the policy, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing any other audit review (including resolution of disagreements among management, the Manager, and the auditor regarding financial reporting), or attestation services. In addition, the Audit Committee is responsible for pre-approving any non-audit services provided by the Company’s independent auditors. The Audit Committee’s charter also ensures that the independent auditor discusses with the Audit Committee important issues such as internal controls, critical accounting policies, any instances of fraud and the consistency and appropriateness of our accounting policies and practices.

The Audit Committee has reviewed and discussed with management and KPMG LLP, the independent auditor, the audited financial statements as of and for the year ended December 31, 2018. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from the independent auditor the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent auditor its independence from the Company and management. The Audit Committee also considered whether the non-audit services provided by KPMG LLP to us during 2018 were compatible with its independence as auditor.

Based on these reviews and discussions, the Audit Committee has recommended to our Board, and our Board has approved, the inclusion of the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2018.

Members of the Audit Committee

Norman H. Brown, Jr., Chair
Amanda Brock
George W. Carmany, III
Maria Jelescu-Dreyfus
Ronald Kirk
H.E. (Jack) Lentz
Ouma Sananikone

Proposal 4 The Approval Of Amendment No. 1 To Our 2016 Omnibus Employee Incentive Plan	49

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS POLICIES

Our Board recognizes that related party transactions present a heightened risk of conflicts of interest and therefore has adopted internal policies to be followed in connection with related party transactions.

The Company’s Audit Committee is required to approve all related party transactions, including transactions in which the Company is a participant, the amount involved exceeds $120,000 in any fiscal year in which a related party has a material interest. Related parties include directors, executive officers, holders of our 5% of the Company’s voting stock and Macquarie or its subsidiaries (or any immediate family members of the foregoing).

In considering any related party transaction, the Audit Committee considers all relevant factors including, among others, the benefits to the Company, the related party’s interest in the transaction, whether the terms are at arm’s length, any potential impact on director independence and the opportunity costs of other sources for comparable products or services.

Our Board has also adopted a written policy pursuant to which it has pre-approved certain types of transactions with related parties assuming certain conditions are met. The pre-approval policy permits foreign exchange, depository and similar transactions (such as the establishment of bank, brokerage and custodial accounts) for which the terms provided by the related party are equal or more favorable to us than those quoted by unaffiliated counterparties. All pre-approved transactions are included as a standing item in reports to the Company’s Board and Audit Committee at regular meetings.

OUR RELATIONSHIP WITH MACQUARIE

Macquarie Infrastructure Management (USA) Inc., our Manager, is a part of Macquarie. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving Macquarie, its affiliates, or vehicles managed by Macquarie. As discussed above, our Audit Committee is required to approve all related party transactions, including those involving Macquarie, except for those pre-approved by our Board. Our chairman and chief executive officer also served as directors without compensation for affiliates of our Manager within Macquarie.

CONTRACTUAL ARRANGEMENTS WITH OUR MANAGER

Our Manager’s Investment in the Company and Registration Rights

At March 31, 2019 and December 31, 2018, our Manager held 12,659,467 and 12,477,438 shares, respectively, of our Company. Pursuant to the terms of the Third Amended and Restated Management Services Agreement (Management Services Agreement), our Manager may sell these shares at any time. Under the Management Services Agreement, our Manager, at its option, may reinvest base management fees and performance fees, if any, in shares of our Company. From May 2018 through September 2018, our Manager bought 5,987,100 shares in the open market. Our Manager’s holdings at March 31, 2019 represented 14.7% of our outstanding common stock.

We entered into a registration rights agreement with our Manager under which we agreed to file a shelf registration statement under the Securities Act relating to the resale of shares owned by our Manager. In addition, our Manager may also require us to include its shares in future registered offerings that we conduct, subject to cutback at the option of the underwriters of any such offering.

Through March 31, 2019 and for the year ended December 31, 2018, we paid our Manager cash dividends on shares held for the following periods:

Declared	Period Covered	$ per Share	Record Date	Payable Date	Cash Paid to Manager ($ in thousands)
February 14, 2019	Fourth quarter 2018	1.00	March 4, 2019	March 7, 2019	12,598
October 30, 2018	Third quarter 2018	1.00	November 12, 2018	November 15, 2018	12,317
July 31, 2018	Second quarter 2018	1.00	August 13, 2018	August 16, 2018	10,711
May 1, 2018	First quarter 2018	1.00	May 14, 2018	May 17, 2018	6,213
February 19, 2018	Fourth quarter 2017	1.44	March 5, 2018	March 8, 2018	8,067

50	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

Management Services Agreement

Management and Fees. We are a party to a Management Services Agreement subject to the oversight and supervision of our Board. Our Manager is responsible for and oversees the management of our operating businesses. In addition, our Manager has the right to elect the chairman of our Board of our Company, subject to minimum equity ownership, and to assign, or second, to our Company, two of its employees to serve as chief executive officer and chief financial officer of the Company and seconds or makes other personnel available as required. Our Board member elected by our Manager does not receive any compensation (other than out-of-pocket expenses) and does not have any special voting rights.

In accordance with the Management Services Agreement, our Manager is entitled to a monthly base management fee based primarily on our Company’s market capitalization, and potentially a quarterly performance fee based on the total shareholder return relative to a U.S. utilities index. Currently, our Manager has elected to reinvest the base management fees and performance fees, if any, in additional shares. Through February 2019 and for the year ended December 31, 2018, we incurred base management fees of $5.0 million and $44.9 million, respectively. We did not incur a performance fee for the year ended December 31, 2018.

Effective November 1, 2018, our Manager waived two portions of the base management fee to which it was entitled under the terms of the Management Services Agreement. In effect, the waivers cap the base management fee at 1% of our Company’s equity market capitalization less any cash balances at the holding company. The waiver applies only to the calculation of the base management fees and not to the remainder of the Management Services Agreement. MIMUSA reserves the right to revoke the waivers and revert to the prior terms of the Management Services Agreement, subject to providing our Company with not less than a one year notice. A revocation of the waiver would not trigger a recapture of previously waived fees.

The following table shows our Manager’s reinvestment of its base management fees and performance fees, if any, in shares:

Period	Base Management Fee Amount ($ in thousands)	Performance Fee Amount ($ in thousands)	Shares Issued
2019 Activities:
Through March 28, 2019	5,020	-	121,981
2018 Activities:
Fourth quarter 2018	8,753	-	220,208
Third quarter 2018	12,333	-	269,286
Second quarter 2018	10,852	-	277,053
First quarter 2018	12,928	-	265,002

Our Manager is not entitled to any other compensation and all costs incurred by our Manager, including compensation of seconded staff, are paid by our Manager out of its base management fee. However, we are responsible for other direct costs including, but not limited to, expenses incurred in the administration or management of our businesses, income taxes, audit and legal fees, acquisitions and dispositions and its compliance with applicable laws and regulations. During the year ended December 31, 2018, our Manager charged us $1.1 million for reimbursement of out-of-pocket expenses.

Acquisition Opportunities. Under the terms of the Management Services Agreement, our Manager has exclusive responsibility for reviewing and making recommendations to the Board with respect to acquisition opportunities and dispositions. In the event that an opportunity is not originated by our Manager, our Board must seek a recommendation from our Manager prior to making a decision concerning any acquisition or disposition. Our Manager and its affiliates refer to our Board any acquisition opportunities in accordance with the U.S. acquisition priorities below that are made available to

Macquarie Infrastructure and Real Assets division of Macquarie unless our chief executive officer determines that such opportunity does not meet our acquisition criteria adopted by our Board. To the extent Macquarie entities outside Macquarie Infrastructure and Real Assets division develop or become aware of acquisition opportunities, they are not obligated to offer us these opportunities.

Pursuant to our Management Services Agreement, we have first priority ahead of all current and future entities managed by our Manager or by members of Macquarie within Macquarie Infrastructure and Real Assets division in each of the following acquisition opportunities that are within the United States:

•	airport fixed base operations;

•	airport parking;

•	district energy; and

•	“user pays”, contracted and regulated assets (as defined below) that represent an investment of greater than AUD $40.0 million.

Proposal 4 The Approval Of Amendment No. 1 To Our 2016 Omnibus Employee Incentive Plan	51

“User pays” assets mean businesses that are transportation-related and derive a majority of their revenues from a per use fee or charge.

Contracted assets mean businesses that derive a majority of their revenues from long-term contracts with other businesses or governments.

Regulated assets mean businesses that are the sole or predominant providers of at least one essential service in their service areas and where the level of revenue earned or charges imposed are regulated by government entities.

We have first priority ahead of all current and future entities managed by our Manager or any Manager affiliate in all investment opportunities originated by a party other than our Manager or any Manager affiliate where such party offers the opportunity exclusively to us and not to any other entity managed by our Manager or any Manager affiliate within Macquarie Infrastructure and Real Assets division. Other than these four specific types of opportunities, our Manager does not have an obligation to offer to us any particular acquisition opportunities, even if they meet our investment objectives, and the Manager and its affiliates can offer any or all other acquisition opportunities on a priority basis or otherwise to current and future funds, investment vehicles and accounts sponsored by the Manager or its affiliates. Our businesses may compete with these entities for investment opportunities, and there can be no assurance that we will prevail with respect to such investments.

In addition, our management may determine not to pursue investment opportunities presented to us by our Manager, including those presented on a priority basis. If our management waives any such opportunity, our Manager and its affiliates may offer such opportunity to any other entity, including any entities sponsored or advised by members of Macquarie Infrastructure and Real Asset division of Macquarie. As such, every acquisition opportunity presented to us by our Manager may not be pursued by us and may ultimately be presented to entities with whom we compete for investments.

Preferred Financial Advisor. Affiliates of Macquarie, including Macquarie Capital (USA) Inc., or MCUSA, have preferred provider status in respect of any financial advisory services to be contracted for by us. If we contract with MCUSA for such services, such contracts will be based on market terms and subject to approval by our Audit Committee. Any fees payable to MCUSA for such financial advisory services are in addition to fees paid under the Management Services Agreement. The use of MCUSA does not preclude our use of similar services provided by any third-party vendors, and we have used other advisors from time to time.

OTHER TRANSACTIONS WITH MACQUARIE

We use the resources of Macquarie with respect to a range of advisory, procurement, insurance, hedging, lending and other services. Engagements involving members of Macquarie are reviewed and approved by the Audit Committee of our Board. Macquarie affiliates are engaged on an arm’s length basis and frequently as a member of syndicate of providers whose other members establish the terms of the interaction.

Long-Term Debt

In January 2018, we completed the refinancing and upsizing of our holding company’s senior secured revolving credit facility from $410.0 million to $600.0 million and extended the maturity through January 3, 2022. As part of the refinancing and upsizing, MIHI LLC’s $50.0 million commitment was replaced by a $40.0 million commitment from Macquarie Capital Funding LLC. As part of the closing, we paid Macquarie Capital Funding LLC $80,000 in closing fees.

Prior to the refinancing in January 2018, we incurred $4,000 in interest expense for the year ended December 31, 2018 related to MIHI LLC’s portion of the MIC senior secured revolving credit facility. Subsequent to the refinancing in January 2018, the Company incurred $454,000 in interest expense related to Macquarie Capital Funding LLC’s portion of the MIC senior secured revolving credit facility for the year ended December 31, 2018.

Other Transaction

In May 2018, we sold our equity interest in projects involving two properties to Macquarie Infrastructure and Real Assets, Inc. (“MIRA Inc.”), an affiliate of our Manager, for their cost of approximately $27.1 million. We retained the right to 20% of any gain on a subsequent sale by MIRA Inc. to a third party of a more than 50% interest in either or both of the projects.

52	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Manager and our directors and officers, and persons who beneficially own more than ten percent of our shares, to file initial reports of ownership and reports of changes in ownership of our shares and our other equity securities with the Securities and Exchange Commission. Based solely on our review of copies of such reports and on written representations from such reporting persons, we believe that in 2018 all such reporting persons filed the required reports on a timely basis. Mr. Brown filed a Form 4 in 2018 reporting five gifts totaling 650 shares in 2016 and five gifts totaling 800 shares in 2017, which should have been reported on a Form 5 for the years in which the gifts occurred.

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS

To be considered for inclusion in our proxy statement for the 2020 Annual Meeting of Shareholders, shareholder proposals must be received by the Company no later than December 4, 2019. In order to be included in Company sponsored proxy materials, shareholder proposals will need to comply with the requirements of Rule 14a-8 promulgated under the Exchange Act. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to shareholders.

Pursuant to the bylaws and applicable SEC rules and regulations, no shareholder proposals (other than proposals included in our proxy statement in accordance with Rule 14a-8) may be presented for action at the 2020 Annual Meeting of Shareholders unless a shareholder has given timely notice of the proposal in writing to the Secretary. To be timely, a shareholder’s notice is required to be delivered to the Secretary not earlier than December 17, 2019 (150 days prior to May 15, 2020, the one year anniversary of the 2019 Annual Meeting) or later than January 16, 2020 (120 days prior to May 15, 2020). The notice must contain the information required by the bylaws. The foregoing provisions of the bylaws do not affect a shareholder’s ability to request inclusion of a proposal in our proxy statement in accordance with Rule 14a-8 and referred to above. A proxy may confer discretionary authority to vote on any proposal at a meeting if we do not receive notice of the proposal within the foregoing time frames. Shareholder proposals should be sent to:

Macquarie Infrastructure Corporation
125 West 55th Street
New York, New York 10019
United States of America
Attention: General Counsel and Secretary

UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS

Copies of this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC, are available to shareholders free of charge on our website at www.macquarie.com/mic under “Investor Center / Investor Resources / Financial Results” or by writing to us at 125 West 55th Street, New York, New York 10019, United States of America, Attention: Investor Relations.

Proposal 1 Election of Directors	53

USERS’ GUIDE

VOTING INSTRUCTION AND INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Macquarie Infrastructure Corporation, a Delaware corporation, for the Annual Meeting of Shareholders of Macquarie Infrastructure Corporation to be held on Wednesday, May 15, 2019 at 10:00 A.M. (Eastern Time) at Carnegie Hall, 881 7th Avenue, New York, New York, 10019. You also can participate in the Annual Meeting online, vote your shares electronically and submit questions during the Meeting and for any subsequent adjournments or postponements of the 2018 Annual Meeting of Shareholders, by visiting www.virtualshareholdermeeting.com/MIC19. You will need your 16-Digit Control Number to access the Annual Meeting. In addition, you may listen and submit your questions via conference call at 1-877-328-2502. Please note that you will not be able to vote your shares via conference call. The notice of Annual Meeting, proxy statement and proxy are first being distributed to shareholders on or about April 2, 2019.

Purpose of Meeting

As described in more detail in this proxy statement, shareholders will vote on the following proposals at the Annual Meeting:

•	the election of directors eligible for election by our common shareholders to our Board to serve for a one-year term that expires at our 2020 Annual Meeting (Proposal 1);

•	the ratification of the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2019 (Proposal 2);

•	the approval, on an advisory basis, of executive compensation (Proposal 3);

•	the approval of Amendment No. 1 to our 2016 Omnibus Employee Incentive Plan (Proposal 4); and

•	any other business as may be properly brought before the meeting.

Internet, Conference Call and Electronic Availability of Proxy Materials

As permitted by the Securities and Exchange Commission (“SEC”), we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to shareholders who hold shares in “street name” through a bank, broker or other holder of record. The Notice includes instructions on how to access this proxy statement and our 2018 annual report via the Internet or to request a printed set of these materials at no charge. The Notice also provides instructions on how to access your proxy card to be able to vote via the Internet or by telephone.

We will mail or provide notice and electronic delivery of the proxy solicitation materials and our 2018 annual report at https://materials.proxyvote.com/55608B on or around April 2, 2018 to all shareholders entitled to vote at the Annual Meeting. Prior to the Annual Meeting, shareholders will be able to access these documents and vote on the proposals at www.proxyvote.com. At the Annual Meeting, shareholders will be able to access these documents, submit questions, participate in the meeting and vote on the proposals at www.virtualshareholdermeeting.com/MIC19. Shareholders may also listen to and submit your questions via conference call at 1-877-328-2502. Please note that you will not be able to vote your shares via conference call. Shareholders are also invited to participate in our Annual Meeting in person.

Any beneficial owner may request proxy materials in printed form by mail or electronically by email on an ongoing basis. If you hold your shares through a bank, broker or another financial institution, please refer to the information provided by that entity for instructions on how to elect this option. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of our annual meetings on the environment. An election to receive proxy materials by mail or email will remain in effect until terminated.

Procedure for Attending and Voting at the Annual Meeting

The Company will be hosting the Annual Meeting live at Carnegie Hall, 881 7th Avenue, New York, New York, 10019 and via the Internet.

Attending and Voting in Person

All shareholders who will attend the Annual Meeting in person must bring an acceptable form of government-issued identification, such as a driver’s license, to the meeting location in order to attend. If you hold common stock in “street name” and would like to attend our Annual Meeting, you will also need to bring an account statement or other acceptable evidence of ownership of common stock as of the close of business on March 22, 2019, the record date for our Annual Meeting or a valid “legal proxy,” which you can obtain from your broker, bank or other financial institution through which you hold your common stock. If you are voting on behalf of another person, including a legal entity, in addition to the above, we must also have received by 11:59 P.M. (Eastern Time) on May 14, 2019 a duly executed proxy from the shareholder of record or beneficial owner appointing you as proxy.

54	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the in-person Annual Meeting. You will be required to enter through a security check point before being granted access to the Annual Meeting.

All shareholders of record may vote in person at the meeting. Street name holders must obtain a legal proxy from their broker, bank or other nominee and bring the legal proxy to the meeting in order to vote in person at the meeting.

Attending and Voting Online

A summary of the information you need to participate in the Annual Meeting online is provided below:

•	any shareholder can participate in the Annual Meeting live via the Internet at www.macquarie.com/mic by clicking on the link located on the “Investor Center / Resources / Shareholder Meetings” page;

•	the webcast will start at 10:00 A.M. (Eastern Time), but access to the Annual Meeting will be available 15 minutes prior to such time and we encourage you to login during that period;

•	shareholders may vote and submit questions while participating in the Annual Meeting via the Internet;

•	you will need to have your 16-Digit Control Number to enter the Annual Meeting;

•	instructions on how to participate via the Internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/MIC19; and

•	a webcast replay of the Annual Meeting will be available until December 31, 2019 at www.macquarie.com/mic on the “Investor Center / Resources / Shareholder Meetings” page.

In addition, you may listen and submit your questions via conference call at 1-877-328-2502. Please note that you will not be able to vote your shares via conference call.

Voting by Proxy

In addition to voting at the Annual Meeting as described above, shareholders can vote by proxy in any of the following ways before the Annual Meeting:

•	By Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. (Eastern Time) the day before the Annual Meeting. Instructions for voting over the Internet can be found in the enclosed proxy card or the Notice. You will need your 16-Digit Control Number to vote by internet.

•	By Telephone. The number for telephone voting can be found on the enclosed proxy card or the Notice. You will need your 16-Digit Control Number to vote by telephone. Telephone voting is available 24 hours a day.

•	By Mail. Complete, sign, date and return the proxy card supplied by your broker, bank or other financial institution through which you hold your shares.

WE MUST RECEIVE YOUR PROXY BY NO LATER THAN 11:59 P.M. (EASTERN TIME) ON MAY 14, 2019. IF WE DO NOT RECEIVE YOUR PROXY BY THAT TIME, YOUR PROXY WILL NOT BE VALID. IN THIS CASE, UNLESS YOU ATTEND THE ANNUAL MEETING LIVE IN PERSON OR VIA THE INTERNET AND VOTE AT THE MEETING, YOUR VOTE WILL NOT BE REPRESENTED.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting. Voting your proxy by Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you own your shares of our common stock in “street name” and wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank or broker or obtain a proxy from the record holder.

The Internet and telephone voting procedures are designed to authenticate your identities, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. When voting by Internet or telephone, you should understand that, while neither we nor any third party proxy service providers charge fees for voting by Internet or telephone, there may nevertheless be costs, such as usage charges from Internet access providers and telephone companies, which must be borne by you.

Your proxy will be voted as you direct in your proxy. Proxies returned without voting directions, and without specifying a proxy to participate in the Annual Meeting and vote on your behalf, will be voted in accordance with the recommendations of our Board. Our Board recommends:

•	a vote FOR each of the seven nominees for director to serve for a one-year term that expires at our 2020 Annual Meeting (Proposal 1);

•	a vote FOR the ratification of the selection of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2019 (Proposal 2);

•	a vote FOR the proposal to approve, on an advisory basis, our executives’ compensation (Proposal 3); and

•	a vote FOR Amendment No. 1 to our 2016 Omnibus Employee Incentive Plan (Proposal 4).

Proposal 1 Election of Directors	55

If any other matter properly comes before the Annual Meeting, your proxy will be voted on that matter by the proxy holders, in their discretion.

Revocation of Proxy

You may revoke or change your proxy before the Annual Meeting by:

•	subsequently executing and mailing a new proxy card that is received on a later date and no later than the deadline specified on the proxy card;

•	subsequently submitting a new proxy by Internet or telephone that is received by the deadline specified on the proxy card;

•	giving written notice of revocation to the attention of Michael Kernan, General Counsel and Secretary, Macquarie Infrastructure Corporation, 125 West 55th Street, New York, New York 10019, that is received no later than 11:59 P.M. (Eastern Time) on May 14, 2019; or

•	voting in person or on the Internet at our Annual Meeting.

If you need an additional proxy card and are a record holder, contact Michael Kernan, our General Counsel and Secretary, at 212-231-1849; if you are a beneficial owner, contact your bank, broker or other financial institution through which you hold your shares.

Approval of Proposals and Solicitation

Each shareholder who owned shares of common stock on March 22, 2019, the record date for the determination of shareholders entitled to vote at the Annual Meeting, is entitled to one vote for each share. On March 22, 2019, we had 85,982,332 shares of common stock issued and outstanding that we believe were held by approximately 320 holders of record.

Quorum

Under the amended and restated bylaws of the Company, the holders of a majority of the voting power of the outstanding common stock entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of shareholders of the Company. Holders of shares of common stock as of the record date are the only shareholders entitled to vote at the Annual Meeting. Shares represented by proxies that are marked “abstain” or that are represented by broker non-votes will be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner. Proposal 2 described in this proxy is a

“discretionary” item. Proposals 1, 3 and 4 described in this proxy statement are “non-discretionary” items.

If the persons present in person or by proxy at the Annual Meeting do not constitute a majority of the voting power of the outstanding common stock entitled to vote as of the record date, we will adjourn or postpone the Annual Meeting to a later date.

Approval of Proposals

Election of Directors. For the election of directors (Proposal 1), the affirmative vote of a majority of the votes cast is required. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN from voting as to one or more director nominees. Abstentions and broker non-votes will not be counted as votes cast.

Ratification of the Appointment of the Independent Auditor. For the ratification of the independent auditor (Proposal 2), the affirmative vote of at least a majority of shares represented at the meeting in person or by proxy is required. You may vote FOR or AGAINST or you may ABSTAIN from the ratification of the independent auditor. An abstention will have the effect of a negative vote on this matter.

Approval, on an Advisory Basis, of Executive Compensation. For the approval, on an advisory basis, of executive compensation (Proposal 3), the affirmative vote of at least a majority of shares represented at the meeting in person or by proxy is required. You may vote FOR or AGAINST or you may ABSTAIN from the advisory vote on executive compensation. An abstention will have the effect of a negative vote on this matter. A broker non-vote will not be counted as present for purposes of calculating the voting results on this matter.

Approval of Amendment No. 1 to our 2016 Omnibus Employee Incentive Plan. For the approval of Amendment No. 1 to our 2016 Omnibus Employee Incentive Plan (Proposal 4), the affirmative vote of at least a majority of shares represented at the meeting in person or by proxy is required. You may vote FOR or AGAINST or you may ABSTAIN from the approval of Amendment No. 1 to our 2016 Omnibus Employee Incentive Plan. An abstention will have the effect of a negative vote on this matter. A broker non-vote will not be counted as present for purposes of calculating the voting result on this matter.

Other Matters. Any other proposal that properly comes before the Annual Meeting must be approved by the affirmative vote of at least a majority of the votes represented at the meeting in person or by proxy in order to pass.

All votes will be tabulated by Broadridge Financial Services, the proxy tabulator and inspector of election appointed for the Annual Meeting. Broadridge Financial Services will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

56	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

Ensuring Your Vote Counts

Under rules of the New York Stock Exchange, or NYSE, if you are a beneficial owner and hold your shares in “street name,” you must give your bank, broker or other holder of record specific voting instructions for your shares by the deadline provided in order to ensure your shares are voted in the way you would like.

If you do not provide voting instructions to your bank, broker or other holder of record, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items. Proposal 1, the election of directors, Proposal 3, the approval, on an advisory basis, of executive compensation and Proposal 4, the approval of Amendment No. 1 to our 2016 Omnibus Employee Incentive Plan are “non-discretionary items” and may not be voted on by brokers, banks or other holders of record who have not received specific voting instructions from beneficial owners. If you do not provide specific voting instructions, your shares will be recorded as a broker non-vote and will not be counted as a vote cast or as present for purposes of calculating voting results.

Discretionary Item. Proposal 2, the ratification of the appointment of the independent auditor, is a “discretionary item” and brokers, banks or other holders of record can vote your shares on the ratification of the independent auditor in their discretion unless they receive specific voting instructions from you.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the proxy card. In addition to the solicitation of proxies by mail, solicitation may be made by certain employees of Macquarie by telephone or other means. These employees will receive no additional compensation for such solicitation. The Company has retained Okapi Partners LLC to assist in the solicitation of proxies for a fee of $12,000 plus reimbursement of expenses. The Company will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial holders in accordance with the rules of the NYSE.

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares, the broker, bank or other financial institution through which you hold your shares may only deliver one copy of this proxy statement, Notice of Internet Availability of Proxy Materials and our 2018 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, to a shareholder at a shared address to which a single copy of such proxy materials. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Macquarie Infrastructure Corporation, Attn: Investor Relations 125 West 55th Street, New York, NY 10019, or by calling 212-231-1825. If you are a beneficial owner and would like to receive a separate copy of this proxy statement and our 2018 annual report, please contact the broker, bank or other financial institution through which you hold your shares. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their broker, bank or other financial institution to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

We know of no other business that will be brought before the 2019 Annual Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.

By order of the Board of Directors,

Michael Kernan

General Counsel and Secretary

April 2, 2019

Appendix A	57

Appendix A

AMENDMENT NO. 1 to MACQUARIE INFRASTRUCTURE CORPORATION
2016 OMNIBUS EMPLOYEE INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Macquarie Infrastructure Corporation 2016 Omnibus Employee Incentive Plan (the “Plan”) is adopted by the Board of Directors of Macquarie Infrastructure Corporation, a Delaware corporation (the “Company”) on March 28, 2019. This Amendment will become effective upon approval by the Company’s shareholders at the Company’s 2019 annual meeting. Capitalized terms used, but not otherwise defined, shall have the meanings set forth in the Plan.

WHEREAS, the Board of Directors of the Company originally adopted the Plan on March 31, 2016 and the shareholders of the Company approved the Plan on May 18, 2016;

WHEREAS, Section 1.6.1 of the Plan provided that 500,000 shares of the common stock of the Company (the “Shares”) were available for issuance under the Plan (the “Share Reserve”);

WHEREAS, the Company has determined that it will soon exhaust the Share Reserve and has determined that the Share Reserve should be increased from 500,000 to 1,500,000 Shares; and

WHEREAS, if the Company’s shareholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The first sentence in Section 1.6.1 is deleted in its entirety and replaced with the following:

“Subject to the other provisions of this Section 1.6, the total number of Shares that may be granted under the Plan is 1,500,000 (representing the sum of the initial reserve of 500,000 Shares which was previously approved by shareholders at the 2016 annual meeting plus an incremental request of an additional 1,000,000 Shares subject to shareholder approval at the 2019 annual meeting) (the “Share Reserve”).”

2.	Section 1.6.4 is deleted in its entirety and replaced with the following:

Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) Shares delivered in lieu of fully vested cash awards, and (iii) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available Share Reserve; and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award Agreement or otherwise.

3.	Section 2.7 is deleted in its entirety and replaced with the following:

No Dividends and Dividend Equivalent Rights on Unvested Awards. The Committee may include in the Award Agreement with respect to any Award (other than an option or stock appreciation right) a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. The Grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form and such other terms and conditions as the Committee deems appropriate. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, such dividends and dividend equivalent rights shall remain subject to vesting requirement(s) to the same extent as the applicable Award, and shall only be paid (if at all) at the time or times such vesting requirement(s) are satisfied.

58	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

4.	The following sentence is added to the end of Section 2.3.2:

“The maximum number of Shares as to which Incentive Stock Options may be granted under the Plan will be 1,500,000.”

Except as expressly set forth in this Amendment, all other terms and conditions of the Plan shall remain in full force and effect.
[A copy of the 2016 Omnibus Employee Incentive Plan as originally approved by shareholders on May 18, 2016 is attached for reference]

Appendix A	59

[Copy of the 2016 Plan as originally approved by shareholders on May 18, 2016]

MACQUARIE INFRASTRUCTURE CORPORATION
2016 OMNIBUS EMPLOYEE INCENTIVE PLAN

ARTICLE I
GENERAL

1.1	Purpose

The purpose of the Macquarie Infrastructure Corporation 2016 Omnibus Employee Incentive Plan is to attract, retain and motivate employees (including prospective employees), consultants and others who may perform services for the Company or its Subsidiaries (each as hereinafter defined), to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company.

1.2	Definitions of Certain Terms

For purposes of this 2016 Omnibus Employee Incentive Plan, the following terms have the meanings set forth below:

1.2.1	“Affiliate” means, with respect to an entity, an entity that directly or indirectly controls, is controlled by, or is under common control with such entity.

1.2.2	“Award” means an award made pursuant to the Plan.

1.2.3	“Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

1.2.4	“Board” means the Board of Directors of the Company.

1.2.5	“Cash-Based Award” means an Award, whose value is determined by the Committee, granted to an individual, as described in Section 2.8.

1.2.6	“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing Shares.

1.2.7	“Cause” means, unless otherwise provided in an Award Agreement or employment agreement:

(a)	Grantee is convicted of, pleads guilty or nolo contendere to, or confesses or otherwise admits to any felony involving intentional conduct or any act of fraud, misappropriation or embezzlement;

(b)	any act or omission by Grantee involving malfeasance or gross negligence in the performance of Grantee’s duties and responsibilities to the material detriment of the Company; or

(c)	Grantee breaches in any material respect any of the provisions of any applicable employment agreement or Award Agreement or violates any provision of any generally applicable code of conduct which is distributed in writing to the Company’s Employees.

1.2.8	“Change in Control” means the happening of any of the following:

(a)	Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of paragraph (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (4) any acquisition by any corporation pursuant to a transaction that complies with paragraphs (c)(A), (c) (B) and (c)(C);

60	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

(b)	Any time at which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (A) the individuals and entities that were the beneficial owners of the Outstanding Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation (or, for a non-corporate entity, equivalent securities) resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.2.9	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

1.2.10	“Committee” has the meaning set forth in Section 1.3.1.

1.2.11	“Company” means Macquarie Infrastructure Corporation, a Delaware corporation, or any successor thereto.

1.2.12	“Consent” has the meaning set forth in Section 3.3.2.

1.2.13	“Consultant” means any individual or any entity that is permitted to be issued securities under a registration statement on Form S-8 that provides bona fide consulting or advisory services to the Company or its Subsidiaries pursuant to a written agreement, but will in no event include: (i) any Seconded Personnel or (ii) Macquarie Infrastructure Management (USA) Inc. or its Affiliates.

1.2.14	“Covered Person” has the meaning set forth in Section 1.3.4.

1.2.15	“Effective Date” means May 18, 2016 or such other date when the Plan is approved by the shareholders of the Company.

1.2.16	“Employee” means a regular, active employee and a prospective employee of the Company or any Subsidiary, but in no event will include any Seconded Personnel.

1.2.17	“Employment” means a Grantee’s performance of services as an Employee or Consultant for the Company or any Subsidiary, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment, (b) whether and when a change in a Grantee’s association with the Company or an Subsidiary results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless

Appendix A	61

expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a termination of Employment occurs when a Grantee experiences a “separation from service” (as such term is defined under Section 409A of the Code).

1.2.18	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.19	“Fair Market Value” means, with respect to a Share, the closing price reported for the Shares on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

1.2.20	“Grantee” means an Employee or Consultant who receives an Award.

1.2.21	“Incentive Stock Option” means an option to purchase Shares that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

1.2.22	“Performance Goals” means the goals determined by the Committee, in its discretion, to be applicable to a Grantee with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using certain Company or individual performance measures. The Performance Goals may differ from Grantee to Grantee and from Award to Award. Any criteria used may be measured in absolute terms or relative to comparative companies. Such Performance Goals may include, but are not limited to, earnings; earnings per share; earnings before or after deduction for all or any portion of interest, taxes, depreciation and amortization; revenue; profits; profit growth; profit-related return ratios; return on capital, assets, equity, or investment; cost management; dividend payout ratios; market share; economic value added; cash flow; free cash flow; operating cash flow; stock price; total shareholder return; book value per share; net interest margin; working capital; expense targets; operating efficiency; asset quality; enterprise value; employee retention; asset growth; dividend yield; or other measures of performance that include one or more variations of the foregoing that are selected by the Committee. Any Performance Goals that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. The Committee shall have the authority to make adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Committee may make adjustments to the Performance Goals for the following non-exhaustive reasons: restructurings, discontinued operations, asset write-downs, significant litigation or claim judgments or settlements, acquisitions, divestitures, a reorganization or change in the corporate structure of the Company, foreign exchange gains and losses, a change in the fiscal years of the Company, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses and impairments. The Performance Goals may be applied either individually, alternatively or in any combination to the Company or a Subsidiary, on a consolidated or individual company basis, or on a division, entity, line of business, project or geographical basis, either individually, alternatively or in any combination, as determined by the Committee, in its discretion.

1.2.23	“Plan” means this 2016 Omnibus Employee Incentive Plan, as amended from time to time.

1.2.24	“Plan Action” has the meaning set forth in Section 3.3.1.

1.2.25	“Seconded Personnel” means an individual seconded from Macquarie Infrastructure Management (USA) Inc. or its Affiliates, or successor manager of the Company that performs services for the Company or any Subsidiary.

62	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

1.2.26	“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.27	“Share” means a share of common stock, par value $0.001, of the Company.

1.2.28	“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company.

1.2.29	“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

1.2.30	“Ten Percent Shareholder” means a person owning Shares possessing more than 10% of the total combined voting power of all classes of equity of the Company and of any subsidiary corporation of the Company.

1.3	Administration

1.3.1	The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:

(a)	exercise all of the powers granted to it under the Plan;

(b)	construe, interpret and implement the Plan and all Award Agreements;

(c)	prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations;

(d)	make all determinations necessary or advisable in administering the Plan;

(e)	correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f)	amend the Plan to reflect changes in applicable law but, subject to Section 1.6.3 or as otherwise specifically provided herein, no such amendment shall materially adversely impair the rights of the Grantee of any outstanding Award without the holder’s consent;

(g)	grant Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the effect of a termination of Employment on such Awards;

(h)	amend any outstanding Award Agreement in any respect, including, without limitation, to (1) accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award will be restricted stock, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (2) accelerate the time or times at which Shares are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award will be restricted stock, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (3) waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions or (4) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities), provided that, subject to Section 1.6.3 or as otherwise specifically provided herein, no such amendment shall materially adversely impair the rights of the Grantee of any outstanding Award without the holder’s consent; and

(i)	determine at any time whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, Shares, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised or (C) canceled, forfeited or suspended, (2) Shares, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically

Appendix A	63

or at the election of the Grantee thereof or of the Committee and (3) Awards may be settled by the Company, any of its Affiliates or any of its or their designees.

1.3.2	Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by all of the Committee members, and action so taken will be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive.

The Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Company, any of its powers, responsibilities or duties as allowed under Delaware law. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Code or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act.

1.3.3	Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

1.3.4	No member of the Board or any Employee or Seconded Personnel acting under appropriate delegation (each such person, a “Covered Person”) will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith and (b) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

1.4	Persons Eligible for Awards

Awards under the Plan may be made to Employees and Consultants but not to (i) Seconded Personnel, (ii) any member of the Board, or (iii) Macquarie Infrastructure Management (USA) Inc. or its Affiliates.

1.5	Types of Awards under Plan

Awards may be made under the Plan in the form of any of the following, in each case in respect of Shares: (a) options, (b) stock appreciation rights, (c) restricted stock, (d) restricted stock units, (e) dividend equivalent rights, (f) cash-based awards and (g) other stock-based or stock-related Awards (including performance awards) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

1.6	Shares Available for Awards

1.6.1	Shares Subject to the Plan. Subject to the other provisions of this Section 1.6, the total number of Shares that may be granted under the Plan is 500,000 (the “Share Reserve”). Such Shares may, in the discretion of the Committee, be either authorized but unissued Shares or Shares previously issued and reacquired by the Company. Shares issued in connection with Substitute Awards will not count against the number of Shares that may be issued under the Plan. The Share Reserve shall not be reduced to the extent that a distribution pursuant to an Award is made in cash.

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1.6.2	Replacement of Shares. If any Award is forfeited, expires, terminates or otherwise lapses, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed award will again be available for grant under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (A) any Shares withheld in respect of taxes, (B) any Shares tendered or withheld to pay the exercise price of options, (C) any Shares repurchased by the Company from the optionee with the proceeds from the exercise of options and (D) any Shares subject to stock appreciation rights but not issued on exercise as a result of the operation of Section 2.4.4.

1.6.3	Adjustments. The Committee will adjust the number of Shares authorized pursuant to Section 1.6.1, adjust the individual Grantee limitations set forth in Sections 2.3.1 and 2.4.1 and 2.10 and adjust the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, or otherwise as it deems appropriate, for any increase or decrease in the number of issued Shares (or issuance of shares of stock other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution. After any adjustment made pursuant to this Section 1.6.3, the number of Shares subject to each outstanding Award will be rounded down to the nearest whole number.

1.6.4	Minimum Vesting Conditions. Grantees who are granted stock options and stock appreciation rights, will be required to continue to provide services to the Company (or a Subsidiary) for not less than one-year following the date of grant in order for any such stock options and stock appreciation rights to fully or partially vest or be exercisable (other than in case of death, disability or a Change in Control). Notwithstanding the foregoing, up to five (5) percent of the available Shares authorized for issuance under the Plan pursuant to Section 1.6.1 may provide for vesting of stock options and stock appreciation rights, partially or in full, in less than one-year.

ARTICLE II
AWARDS UNDER THE PLAN

2.1	Agreements Evidencing Awards

Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under the Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2	No Rights as a Shareholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a shareholder of the Company with respect to Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 1.6.3, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property) for which the record date is before the date the Certificates for the Shares are delivered.

2.3	Options

2.3.1	Grant. Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine; provided, however, that the maximum number of Shares as to which options may be granted under the Plan to any one individual in any one fiscal year may not exceed 50,000 Shares (as adjusted pursuant to the provisions of Section 1.6.3).

2.3.2	Incentive Stock Options. At the time of grant, the Committee will determine (a) whether all or any part of an option granted to an eligible Employee will be an Incentive Stock Option and (b) the number of Shares subject to such Incentive Stock Option; provided, however, that (1) the aggregate Fair Market Value (determined as of the time the option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an eligible Employee during any calendar year (under all such plans of the Company and of any subsidiary corporation of the Company) will not exceed $100,000 and (2) no

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Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code. The form of any option which is entirely or in part an Incentive Stock Option will clearly indicate that such option is an Incentive Stock Option or, if applicable, the number of Shares subject to the Incentive Stock Option. If an option fails to qualify as an Incentive Stock Option, it shall be treated as a non-qualified stock option.

2.3.3	Exercise Price. The exercise price per share with respect to each option will be determined by the Committee but will not be less than the Fair Market Value of the Shares (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110% of the Fair Market Value). Notwithstanding the foregoing, Substitute Awards that are options may be granted at less than Fair Market Value.

2.3.4	Term of Option. In no event will any option be exercisable after the expiration of ten years (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, five years) from the date on which the option is granted. Options, other than Incentive Stock Options, may automatically be exercisable beyond ten years of the date of grant if the option would expire when trading in Company stock is prohibited by law or the Company’s insider trading policy. Such extension may run until the 30th day after expiration of the prohibition.

2.3.5	Exercise of Option and Payment for Shares. An option may be exercised at such time or times and subject to such terms and conditions as will be determined by the Committee at the time the option is granted and set forth in the Award Agreement. Subject to any limitations in the applicable Award Agreement, any Shares not acquired pursuant to the exercise of an option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the option. To exercise an option, the Grantee must give written notice to the Company specifying the number of Shares to be acquired and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, including: (a) personal check, (b) Shares, based on the Fair Market Value as of the exercise date, of the same class as those to be granted by exercise of the option, (c) any other form of consideration approved by the Company and permitted by applicable law and (d) any combination of the foregoing. In addition, if permitted by the Committee, the full purchase price can be paid by “net exercise” pursuant to which the Grantee instructs the Company to withhold a number of Shares otherwise deliverable to the Grantee upon such exercise of the option having an aggregate Fair Market Value on the date of exercise equal to the product of the exercise price multiplied by the number of Shares in respect of which the option shall have been exercised. Any person exercising an option will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by the Company, on terms acceptable to the Company, with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, Shares acquired pursuant to the exercise of an option may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.3.6	Repricing. Except as otherwise permitted by Section 1.6.3, the Committee shall not without the approval of the Company’s shareholders (a) lower the exercise price per Share of an option after it is granted, (b) cancel an option when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

2.4	Stock Appreciation Rights

2.4.1	Grant. Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine; provided, however, that the maximum number of Shares as to which stock appreciation rights may be granted under the Plan to any one individual in any one fiscal year may not exceed 50,000 Shares (as adjusted pursuant to the provisions of Section 1.6.3).

2.4.2	Exercise Price. The exercise price per share with respect to each stock appreciation right will be determined by the Committee but will not be less than the Fair Market Value of the Shares. Notwithstanding the foregoing, Substitute Awards that are stock appreciation rights may be granted at less than Fair Market Value.

2.4.3	Term of Stock Appreciation Right. In no event will any stock appreciation right be exercisable after the expiration of ten years from the date on which the stock appreciation right is granted. Stock appreciation rights may automatically be exercisable

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beyond ten years of the date of grant if the stock appreciation right would expire when trading in Company stock is prohibited by law or the Company’s insider trading policy. Such extension may run until the 30th day after expiration of the prohibition.

2.4.4	Exercise of Stock Appreciation Right and Delivery of Shares. Each stock appreciation right may be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable installment date may be exercised thereafter at any time before the final expiration of the stock appreciation right. To exercise a stock appreciation right, the Grantee must give written notice to the Company specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, Shares with a Fair Market Value equal to (a) the excess of (1) the Fair Market Value of the Shares on the date of exercise over (2) the exercise price of such stock appreciation right multiplied by (b) the number of stock appreciation rights exercised will be delivered to the Grantee. Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by the Company, on terms acceptable to the Company, with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, Shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.4.5	Repricing. Except as otherwise permitted by Section 1.6.3, the Committee shall not without the approval of the Company’s shareholders (a) lower the exercise price per Share of a stock appreciation right after it is granted, (b) cancel a stock appreciation right when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to a stock appreciation right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

2.5	Restricted Stock

2.5.1	Subject to Section 2.10, the Committee may grant or offer for sale restricted stock in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of Performance Goals, as determined by the Committee at the time of grant. Upon the delivery of such Shares, the Grantee will have the rights of a shareholder with respect to the restricted stock, subject to any other restrictions and terms and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of restricted stock, such Certificate may be registered in the name of the Grantee but will be held by the Company or its designated agent until the time the restrictions lapse.

2.5.2	Right to Vote and Receive Dividends on Restricted Stock. Each Grantee of an Award of restricted stock will, during the period of restriction, be the beneficial and record owner of such restricted stock and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional Shares or other property) or other distributions paid upon any restricted stock will be retained by the Company for the account of the relevant Grantee. Such dividends or other distributions will revert back to the Company if for any reason the restricted stock upon which such dividends or other distributions were paid reverts back to the Company. Upon the expiration of the period of restriction, all such dividends or other distributions made on such restricted stock and retained by the Company will be paid, without interest, to the relevant Grantee. Notwithstanding the foregoing, in no event will dividend with respect to any Award subject to satisfaction of performance goals be payable prior to satisfaction of such performance goals.

2.6	Restricted Stock Units

Subject to Section 2.10, the Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of Performance Goals, as determined by the Committee at the time of grant. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one Share, cash or other securities or property equal in value to a Share or a combination thereof, as specified by the Committee.

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2.7	Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award (other than an option or stock appreciation right) a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. The Grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the exercise of the Award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate. Notwithstanding the foregoing, in no event will dividend equivalent rights with respect to any Award subject to satisfaction of performance goals be payable prior to satisfaction of such performance goals.

2.8	Cash-Based Awards

Subject to Section 2.10, the Committee may grant cash-based awards that provide the Grantee with the opportunity to earn cash payments based upon the achievement of one or more performance goals in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of Performance Goals, as determined by the Committee at the time of grant.

2.9	Other Stock-Based Awards

Subject to Section 2.10, the Committee may grant other types of stock-based or stock-related Awards (including the grant or offer for sale of unrestricted Shares and the grant of performance based awards) in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.10	Individual Limitation on Awards

The maximum number of Shares as to which restricted stock, restricted stock units, dividend equivalent rights and other types of stock-based or stock-related Awards, that are, in each case, subject to the achievement of Performance Goals and intended to be “qualified performance-based compensation” under Section 162(m) of the Code, may be granted under the Plan to any one individual in any one fiscal year may not exceed 50,000 Shares (as adjusted pursuant to the provisions of Section 1.6.3). The maximum dollar limit for cash-based Awards that may be granted under the Plan to any one individual in any one fiscal year may not exceed $2,000,000.

2.11	Repayment if Conditions Not Met

If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, and that Grantee failed to satisfy such terms, then the Grantee will be obligated to pay the Company immediately upon demand therefor, (a) with respect to an option and a stock appreciation right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised option or stock appreciation right, as applicable, over the exercise price paid therefor, (b) with respect to restricted stock, an amount equal to the Fair Market Value (determined at the time such Shares became vested) of such restricted stock, (c) with respect to restricted stock units or other stock-based awards, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered with respect to the applicable delivery date and (d) with respect to cash-based awards, the amount of cash paid in settlement of the award, in each case with respect to clauses (a), (b), (c) and (d) of this Section 2.11, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.

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ARTICLE III
MISCELLANEOUS

3.1	Amendment of the Plan

3.1.1	Unless otherwise provided in the Plan or in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Section 1.6.3 or as otherwise specifically provided herein, no such amendment shall materially adversely impair the rights of the Grantee of any outstanding Award without the Grantee’s consent.

3.1.2	Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, if and to the extent the Board determines that it is appropriate for Awards granted under the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, no amendment that would require shareholder approval in order for amounts paid pursuant to the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code will be effective without the approval of the shareholders of the Company as required by Section 162(m) of the Code and, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code will be effective without the approval of the shareholders of the Company. No amendment or alteration of the repricing provisions of Sections 2.3.6 and 2.4.5 will be effective without the approval of the shareholders of the Company.

3.2	Tax Withholding

Grantees shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or its Subsidiaries relating to an Award (including, without limitation, FICA tax), (a) the Company or its Subsidiaries may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable), (b) the Committee will be entitled to require that the Grantee remit cash to the Company or its Subsidiaries (through payroll deduction or otherwise) or (c) the Company or its Subsidiaries may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

3.3	Required Consents and Legends

3.3.1	If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a “Plan Action”), then such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended Shares.

3.3.2	The term “Consent” as used in this Article III with respect to any Plan Action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Grantee with respect to the disposition of Shares, or with respect to any other matter, which the Committee may deem necessary or desirable in order to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the Grantee to (i) the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Company’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Company’s imposing sales and

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transfer procedures and restrictions and hedging restrictions on Shares delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the Shares on any securities exchange.

3.4	Right of Offset

The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company or its Subsidiaries pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.

3.5	Nonassignability; No Hedging

No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit in an Award Agreement that is not an Incentive Stock Option, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer an Award to any person or entity that the Committee so determines; provided, however, no Award may be transferred for value. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6	Change in Control

3.6.1	Unless otherwise determined by the Committee (or unless otherwise set forth in an employment agreement or an Award Agreement), if a Grantee’s Employment is terminated by the Company or its Subsidiaries, or any successor entity thereto, without Cause within two years after a Change in Control, each Award granted to such Grantee prior to such Change in Control shall become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of Employment, and any Shares deliverable pursuant to restricted stock units shall be delivered promptly (but no later than 15 days) following such Grantee’s termination of Employment; provided that, all performance-based awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such performance-based Awards shall be immediately settled or distributed or (y) converted into restricted stock or restricted stock unit awards based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of performance period completed as of the date of the Change in Control). This provision will not restrict the treatment of any Award in connection with a Change in Control as set forth in Section 3.6.2 below.

3.6.2	In the event of a Change in Control, a Grantee’s Award shall be treated, to the extent determined by the Committee to be permitted under Section 409A of the Code, in accordance with one of the following methods as determined by the Committee in its sole discretion and without regard to Section 3.6.1 above: (i) cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such options or stock appreciation rights over the aggregate exercise price of such options or stock appreciation rights, as the case may be; (ii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; or (iii) provide that for a period of at least 20 days prior to the Change in Control, any options or stock appreciation rights will be

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exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the discretion of the Committee, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (A) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (B) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid in connection with the Company. For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

3.7	Right of Discharge Reserved

Neither the grant of an Award nor any provision in the Plan or in any Award Agreement will confer upon any Grantee the right to continued Employment or other service by the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate or alter the terms and conditions of such Employment or other service.

3.8	Nature of Payments

3.8.1	Any and all grants of Awards and deliveries of Shares, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company or a Subsidiary by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional Shares. Fractional Shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.8.2	All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or any Subsidiary or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9	Non-Uniform Determinations

3.9.1	The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.

3.9.2	To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States, or both, and grant Awards (or amend existing Awards) in accordance with those rules.

3.10	Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company or Affiliate from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11	Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

Appendix A	71

3.12	Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate May 17, 2026, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements and provided further that no Awards (other than an option or stock appreciation right) that are intended to be “performance-based” under Section 162(m) of the Code shall be granted on or after the five-year anniversary of the shareholder approval of the Plan unless the Performance Goals are reapproved (or other designated performance goals are approved) by the shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the Performance Goals.

3.13	Section 409A

It is the intention of the Company that no Award shall be “nonqualified deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Grantees pursuant to Section 409A. The Company shall have no liability to any Grantee or otherwise if the Plan or any Award, vesting, exercise or payment of any Award hereunder is subject to the additional tax and penalties under Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that is subject to Section 409A of the Code, if a Grantee is a “specified employee” (as such term is defined in Section 409A of the Code and as determined by the Company) as of the Grantee’s termination of Employment, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Grantee’s termination of service will be accumulated and paid (without interest) on the earlier of (i) first business day of the seventh month following the Grantee’s “separation from service” (as such term is defined and used in Section 409A of the Code) or (ii) the date of the Grantee’s death.

3.14	Clawback/Recoupment

Awards under this Plan may be subject to recoupment or clawback as may be required by applicable law, or the Company’s recoupment, or “clawback” policy as it may be amended from time to time.

3.15	Governing Law

THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.16	Choice of Forum

3.16.1	The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in New York, New York over any suit, action or proceeding arising out of or relating to or concerning the Plan. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.16.1 has a reasonable relationship to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 3.16.1.

3.16.2	The agreement by the Company and each Grantee as to forum is independent of the law that may be applied in the action, and the Company and each Grantee, as a condition to such Grantee’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.16.1, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 3.16 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Grantee.

72	Macquarie Infrastructure Corporation Proxy Statement and Notice of 2019 Annual Meeting

3.16.3	Each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably appoints the General Counsel of the Company as such Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Grantee of any such service of process.

3.16.4	Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.16, except that a Grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.17	Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.18	Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits under such Award. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.19	No Third Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.20	Successors and Assigns of the Company

The terms of the Plan will be binding upon and inure to the benefit of the Company and any successor entity contemplated by Section 3.6.

3.21	Waiver of Jury Trial

EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

3.22	Date of Adoption, Approval of Shareholders and Effective Date

The Plan was adopted on March 31, 2016 by the Board, subject to the approval by the shareholders of the Company at the 2016 Annual Meeting of Shareholders on May 18, 2016. The Plan will only be effective if it is approved by the shareholders of the Company at the 2016 Annual Meeting. If the Plan is not so approved by the shareholders of the Company, then the Plan will be null and void in its entirety.

MACQUARIE INFRASTRUCTURE CORPORATION
125 WEST 55TH STREET, 15TH FLOOR
NEW YORK, NY 10019

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E70711-P22401	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
MACQUARIE INFRASTRUCTURE CORPORATION
The Board of Directors recommends you vote FOR all of the following nominees:

1.	Election of Directors

	Nominees:		FOR	AGAINST	ABSTAIN

	1a.	Amanda Brock	☐	☐	☐

	1b.	Norman H. Brown, Jr.	☐	☐	☐

	1c.	Christopher Frost	☐	☐	☐

	1d.	Maria Jelescu-Dreyfus	☐	☐	☐

	1e.	Ronald Kirk	☐	☐	☐

	1f.	H.E. (Jack) Lentz	☐	☐	☐

	1g.	Ouma Sananikone	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR the following proposals:		FOR	AGAINST	ABSTAIN

2.	The ratification of the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2019.	☐	☐	☐

3.	The approval, on an advisory basis, of executive compensation.	☐	☐	☐

4.	The approval of Amendment No. 1 to our 2016 Omnibus Employee Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4.

Receipt of Notice of the Annual Meeting and of the 2019 Proxy Statement is hereby acknowledged.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E70712-P22401

MACQUARIE INFRASTRUCTURE CORPORATION
This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders May 15, 2019 10:00 A.M. Eastern

You are cordially invited to participate in the 2019 Annual Meeting of Shareholders of Macquarie Infrastructure Corporation. Our 2019 Annual Meeting will be held on Wednesday, May 15, 2019, at 10:00 A.M. Eastern at Carnegie Hall, 881 7th Avenue, New York, New York 10019. This year’s annual meeting will also be a virtual meeting of shareholders. You will be able to participate in the 2019 Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/MIC19. You will need the 16-digit control number included in this proxy card in order to be able to enter the Annual Meeting. You may also listen and submit your questions via conference call at 1-877-328-2502. Please note that you will not be able to vote the shares via conference call.

None of the proposals listed on the reverse side are related to or conditioned upon the approval of any other proposal. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not return your proxy card.

The undersigned hereby appoints Christopher Frost and Liam Stewart, and each of them, attorneys and proxies with the power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Macquarie Infrastructure Corporation that the undersigned is entitled in any capacity to vote, as designated on the reverse side of this ballot, at the 2019 Annual Meeting of Shareholders to be held on May 15, 2019 at 10:00 A.M., Eastern, via webcast, and any adjournment or postponement thereof. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

Unless voting the shares over the Internet or by telephone, please fill in, date, sign and mail this proxy card promptly using the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side